Exhibit 1.1

Articles of association of Oculis Holding AG (Oculis Holding SA) (Oculis Holding Ltd) with registered office in Zug (Translation; in case of controversy the German text shall prevail)	STATUTEN der Oculis Holding AG (Oculis Holding SA) (Oculis Holding Ltd) mit Sitz in Zug
I. Corporate Name, Registered Office, Duration and Purpose of the Company	I. Firma, Sitz, Dauer und Zweck der Gesellschaft

Article 1 Corporate Name, Registered Office and Duration

Under the name

Oculis Holding AG
(Oculis Holding SA)
(Oculis Holding Ltd)

a company limited by shares which is subject to the provisions of articles 620 et seq. of the Swiss Code of Obligations (CO) exists with registered office in Zug (Switzerland) (the "Company"). The duration of the Company is unlimited.

Artikel 1 Firma, Sitz und Dauer

Unter der Firma

Oculis Holding AG
(Oculis Holding SA)
(Oculis Holding Ltd)

besteht eine Aktiengesellschaft gemäss Artikeln 620 ff. OR mit Sitz in Zug (Schweiz) (die "Gesellschaft"). Die Dauer der Gesellschaft ist unbeschränkt.

Article 2 Purpose

The purpose of the Company is to acquire, hold, manage and sell interests in companies of all kinds in Switzerland and abroad, in particular in the areas of research and development in the field of pharmaceutical products, including biological and biotechnological products, as well as the production and commercialisation of such products.

Artikel 2 Zweck

Die Gesellschaft bezweckt den Erwerb, das Halten, die Verwaltung und die Veräusserung von Beteiligungen an Gesellschaften aller Art in der Schweiz und im Ausland, insbesondere in den Bereichen Forschung und Entwicklung auf dem Gebiet von pharmazeutischen Produkten, einschliesslich bio-logischen und biotechnologischen Produkten, sowie die Herstellung und Kommerzialisierung derartiger Produkte.

The Company may purchase, hold and sell patents, copyrights, trademarks and other intellectual property rights as well as licenses of any kind.	Die Gesellschaft kann Patente, Urheber-rechte, Marken und andere Immaterialgüterrechte sowie Lizenzen jeder Art erwerben, halten und veräussern.

The Company may engage in and carry out any and all commercial, financial or other activity, which is directly or indirectly related to the purpose of the Company. The Company may purchase, hold and sell shares or interests in other companies in Switzerland or abroad. It may establish and maintain branches and subsidiaries in Switzerland and abroad.

Die Gesellschaft kann alle kommerziellen, finanziellen und anderen Tätigkeiten ausüben, welche mit dem Zweck der Gesellschaft direkt oder indirekt im Zusammenhang stehen. Die Gesellschaft kann Beteiligungen an anderen Unternehmen im In- und Ausland erwerben, halten und veräussern. Sie kann Zweigniederlassungen und Tochtergesellschaften im In- und Ausland errichten.

The Company may purchase, hold and sell real estate and carry out other investments.	Die Gesellschaft kann Grundstücke erwerben, verwalten und veräussern sowie Vermögensanlagen anderer Art tätige.
II. SHARE CAPITAL, SHARES AND SHARE REGISTER	II. AKTIENKAPITAL, AKTIEN UND AKTIENBUCH
Article 3 Share Capital and Shares The share capital of the Company is CHF 539'437.00 and is fully paid-in. It is divided into 53'943'700 registered shares with a nominal value of CHF 0.01 each.	Artikel 3 Aktienkapital und Aktien Das Aktienkapital der Gesellschaft beträgt CHF 539'437.00 und ist voll liberiert. Es ist in 53'943'700 Namenaktien mit einem Nennwert von je CHF 0.01 eingeteilt.

Article 3a Capital Band

The Company has a capital band between CHF 464'437.00 (lower limit) and CHF 691'655.50 (upper limit).

The Board of Directors is authorized to increase the share capital up to the upper limit at any time and as often as required until 29 May 2029.

The increase must be effected by issuing a maximum of 22'721'850 registered shares with a par value of CHF 0.01, to be fully paid up. After a change in par value, the new par value shall also apply within the scope of the capital band. A capital reduction is excluded.

Artikel 3a Kapitalband

Die Gesellschaft hat ein Kapitalband zwischen CHF 464'437.00 (untere Grenze) und CHF 691'655.50 (obere Grenze).

Der Verwaltungsrat ist ermächtigt, bis zum 29. Mai 2029 das Aktienkapital jederzeit und beliebig oft bis zur oberen Grenze zu erhöhen.

Die Erhöhung hat durch Ausgabe von maximal 22'721'850 vollständig zu liberierenden Namenaktien im Nennwert von CHF 0.01 zu erfolgen. Nach einer Nennwertveränderung gilt der neue Nennwert auch im Rahmen des Kapitalbandes. Eine Kapitalherabsetzung wird ausgeschlossen.

Erhöht sich das Aktienkapital aufgrund einer Erhöhung aus bedingtem Kapital gemäss Art 3b, 3c, 3d oder 3e der Statuten, so erhöhen sich die obere und die

If the share capital increases as a result of an increase from conditional capital pursuant to Article 3b, 3c, 43d or 3e of these articles of association, the upper and lower limits of the capital range shall increase in an amount corresponding to such increase in the share capital.

untere Grenze des Kapitalbands entsprechend dem Umfang der Erhöhung des Aktienkapitals.

An increase of the share capital (i) by subscription of shares based on an offer signed by a financial institution, an association, another third party or third parties, followed by an offer to the then existing shareholders of the Company, (ii) by subscription of shares at par value out of the Company's equity with a view towards the (private) placement or sale of these shares as part of a fast and flexible fundraising process as well as (iii) in partial amounts is permitted.

Eine Erhöhung des Aktienkapitals (i) durch die Zeichnung von Aktien aufgrund eines von einem Finanzinstitut, eines Verbandes, einer anderen Drittpartei oder Drittparteien unterzeichneten Angebots, gefolgt von einem Angebot gegenüber den zu diesem Zeitpunkt bestehenden Aktionären der Gesellschaft, (ii) durch Zeichnung von Aktien zum Nennwert aus dem Eigenkapital der Gesellschaft mit Hinblick auf die (private) Platzierung oder der Verkauf dieser Aktien im Rahmen eines schnellen und flexiblen Fundraising-Prozesses sowie (iii) in Teilbeträgen ist zulässig.

The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new registered shares have to be paid up, the date from which the registered shares carry the right to dividends, the conditions for the exercise of the preemptive rights and the allotment of preemptive rights that have not been exercised. The Board of Directors may allow the preemptive rights that have not been exercised to expire, or it may place with third parties such rights or registered shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.

Der Verwaltungsrat soll den Ausgabezeitpunkt, den Bezugspreis, die Art und Weise der Liberierung, das Datum, ab welchem die Aktien zum Bezug einer Dividende berechtigen, die Bedingungen zur Ausübung der Bezugsrechte sowie die Zuteilung nicht ausgeübter Bezugsrechte festlegen. Der Verwaltungsrat kann bestimmen, dass nicht ausgeübte Bezugsrechte verfallen oder er kann Drittparteien solche Rechte oder Aktien, für welche die Bezugsrechte nicht ausgeübt wurden, zu Marktbedingungen zuteilen oder sie sonst im Interesse der Gesellschaft verwenden.

The Board of Directors is authorized to withdraw or limit the preemptive rights of the shareholders and to allot them to third parties:

a)
if the issue price of the new registered shares is determined by reference to the market price; or
b)
for the acquisition of an enterprise, part of an enterprise or

Der Verwaltungsrat ist ermächtigt, das Bezugsrecht der Aktionäre auszuschliessen oder Dritten zuzuteilen:

a)
falls der Ausgabepreis der neuen Aktien anhand des Marktwertes festgelegt wird; oder
b)
für die Übernahme eines Unternehmens, den Teil eines Unternehmens oder Beteiligungen oder für die Finanzierung oder Refinanzierung solcher participations, or for the financing or refinancing of any of such acquisition, or in the event of share placement for the financing or refinancing of such placement; or

c)
for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing or registration of new registered shares on domestic or foreign stock exchanges; or

d)
for purposes of granting an over-allotment option (Greenshoe) or an option to subscribe additional shares to the respective initial purchaser(s) or underwriter(s) in a placement or sale of registered shares; or

e)
for raising of capital (including private placements) in a fast and flexible way, which probably could not be reached without the exclusion of the statutory pre-emptive right of the existing shareholders;

f)
for other valid grounds in the sense of article 652b para. 2 CO; or
g)
following a shareholder or a group of shareholders acting in concert having accumulated shareholdings in excess of 15% of the share capital registered in the commercial register without having submitted to the other shareholders a takeover offer recommended by the Board of Directors, or for the defense of an actual, threatened or potential takeover bid, in relation to which the Board of Directors, upon consultation with an independent financial adviser

Erwerbe, oder im Falle einer Aktienplatzierung für die Finanzierung oder Refinanzierung solcher Platzierungen; oder
c)
zum Zweck der Erweiterung der Aktionärskreises der Gesellschaft in bestimmten finanziellen oder Investorenmärkten, für die Zwecke der Beteiligung von strategischen Partnern, oder im Zusammenhang mit der Auflistung oder Meldung neuer Namenaktien an inländischen oder ausländischen Börsen; oder
d)
zum Zweck der Gewährung einer Mehrzuteilungsoption (Greenshoe) oder eine Option zur Zeichnung von zusätzlichen Aktien an die betreffenden Erstkäufer oder Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienverkaufs; oder
e)
um Kapital (inklusive durch private Vermittlung) in schneller und flexibler Weise zu beschaffen, welches wahrscheinlich ohne den Ausschluss der gesetzlichen Vorkaufsrechte der existierenden Aktionäre nicht erhoben werden könnte; oder
f)
aus anderen, gemäss Artikel 652 Abs. 2 OR zulässigen Gründen; oder
g)
einem Aktionär oder einer Gruppe von Aktionären folgend, die gemeinsam mehr als 15% des im Handelsregister eingetragenen Aktienkapitals halten und den übrigen Aktionären auf Empfehlung des Verwaltungsrats hin kein Übernahmeangebot unterbreitet haben, oder im Rahmen der Abwehr eines tatsächlichen, drohenden oder etwaigen Übernahmeversuchs, für den der Verwaltungsrat, nach Konsultation eines unabhängigen Finanzberaters, keine Zustimmungsempfehlung abgegeben hat, da das Übernahmeangebot vom Verwaltungsrat den Aktionären gegenüber als finanziell zu wenig angemessen betrachtet wird.

retained by it, has not recommended to the shareholders acceptance on the basis that the Board of Directors has not found the takeover bid to be financially fair to the shareholders.
The acquisition of registered shares and any transfers of registered shares shall be subject to the restrictions specified in article 4 of the articles of association.	Der Erwerb von Namenaktien sowie jeder Transfer von Namenaktien unterliegen den Einschränkungen in Artikel 4 dieser Statuten.

Article 3b Conditional Share Capital for Bonds and Similar Debt Instruments

The share capital of the Company may be increased by the maximum amount of CHF 67'500.00 by issuing up to 6'750'000 fully paid-up registered shares with a nominal value of CHF 0.01 each, through the exercise of conversion and/or option rights or warrants or granted in connection with bonds or similar instruments, assumed, issued or to be issued by the Company or by its subsidiaries, including convertible debt instruments. The exercise of the conversion and/or option rights and the waiver of such right shall be made in writing on paper or in electronic form.

Artikel 3b Bedingtes Aktienkapital für Anleihensobligationen oder ähnliche Instrumente

Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF 67'500.00 erhöht durch Ausgabe von höchstens 6'750'000 vollständig zu liberierenden Namenaktien mit einem Nennwert von je CHF 0.01 durch Ausübung von Wandlungs- und/oder Optionsrechten, welche im Zusammenhang mit van der Gesellschaft oder ihren Tochtergesellschaften übernommenen oder emittierten Anleihensobligationen oder ähnlichen Instrumenten eingeräumt wurden oder werden, einschliesslich Wandelanleihen. Die Form der Ausübung der Wandlungs- und/oder Optionsrechte und des Verzichts auf dieses Recht erfolgt auf schriftlichem Weg auf Papier oder in elektronischer Form.

Shareholders' subscription rights for these shares are excluded. Shareholders' advance subscription rights with regard to the new bonds or similar instruments may be restricted or excluded by decision of the Board of Directors in order to finance or re-finance the acquisition of companies, parts of companies or holdings, or new investments planned by the Company, or in order to issue convertible bonds or similar instruments on the international capital markets or through private placement. If advance subscription rights are excluded, then (1) the instruments are to be placed at market conditions, (2) the exercise period

Das Bezugsrecht der Aktionäre ist für diese Aktien ausgeschlossen. Das Vorwegzeichnungsrecht der Aktionäre in Bezug auf neue Anleihensobligationen oder ähnliche Instrumente kann durch Beschluss des Verwaltungsrates zu folgenden Zwecken eingeschränkt oder ausgeschlossen werden: Finanzierung und Refinanzierung des Erwerbs von Unternehmen, Unternehmensteilen, Beteiligungen, oder von der Gesellschaft geplanten neuen Investitionen, oder für die Ausgabe von Anleihensobligationen oder ähnlichen Instrumenten auf internationalen Kapitalmärkten oder mittels Privatplatzierungen. Falls Vorwegzeichnungsrechte ausgeschlossen werden, müssen (1) die Instrumente zu Marktkonditionen platziert werden, (2) der Ausübungszeitraum darf zehn Jahre seit dem is not to exceed ten years from the date of issue of option rights and twenty years for conversion rights and (3) the conversion or exercise price for the new shares is to be set at least in line with the market conditions prevailing at the date on which the instruments are issued. In addition, advance subscription rights can also be excluded if the instruments to be issued are granted or issued within the context of a larger transaction concluded at market conditions, in which case the conversion or exercise price for the new shares can be set by accounting for the general economic terms of the transaction, which may provide for the payment of the conversion or exercise price at nominal value, through a cashless settlement mechanism and/or through adjusted rights under the instruments themselves.

Ausgabedatum der Optionsrechte und 20 Jahre seit dem Ausgabedatum der Wandlungsrechte nicht überschreiten und (3) der Wandlungs- oder Ausübungspreis für die neuen Aktien muss mindestens gemäss den Marktbedingungen am Ausgabedatum der Instrumente festgelegt werden. Darüber hinaus kann das Vorwegzeichnungsrecht auch ausgeschlossen werden, wenn die auszugebenden Instrumente im Rahmen einer umfangreicheren, zu Marktbedingungen abgeschlossenen Transaktion gewährt oder ausgegeben werden; in diesem Fall kann der Wandlungs- oder Ausübungspreis für die neuen Aktien unter Berücksichtigung der allgemeinen wirtschaftlichen Bedingungen der Transaktion festgelegt werden, die die Zahlung des Wandlungs- oder Ausübungspreises zum Nennwert, durch einen bargeldlosen Abwicklungsmechanismus und/oder durch angepasste Rechte aus den Instrumenten selbst vorsehen können.

The acquisition of registered shares through the exercise of conversion rights or warrants and any transfers of registered shares shall be subject to the restrictions specified in article 4 of the articles of Association.

Der Erwerb von Namenaktien durch Ausübung von Wandelrechten oder Warrants sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 4 der Statuten.

Article 3c Conditional Share Capital for Employee Benefit Plans

The share capital of the Company shall be increased by an amount not exceeding CHF 95'663.02 through the issue of a maximum of 9'566'302 registered shares, payable in full, each with a nominal value of CHF 0.01, in connection with the exercise of option rights or other equity-linked instruments granted to any employee of the Company or a subsidiary, and any consultant, members of the Board of Directors, or other person providing services to the Company or a subsidiary. The exercise of the option rights and the waiver of such right shall be

Artikel 3c Bedingtes Aktienkapital für Mitarbeiterbeteiligungspläne

Das Aktienkapital kann durch die Ausgabe von höchstens 9'566'302 voll zu liberierenden Namenaktien im Nennwert von je CHF 0.01 um höchstens CHF 95'663.02 durch Ausübung von Optionsrechten oder anderen eigenkapitalbasierten Instrumenten erhöht werden, welche Mitarbeitenden der Gesellschaft oder ihrer Tochtergesellschaften, Personen in vergleichbaren Positionen, Beratern, Verwaltungsratsmitgliedern oder anderen Personen, welche Dienstleistungen zu Gunsten der Gesellschaft erbringen, gewährt wurden. Die Form der Ausübung der Optionsrechte und des Verzichts auf dieses Recht erfolgt auf schriftlichem Weg auf Papier oder in elektronischer Form.

made in writing on paper or in electronic form.

Shareholders' subscription rights shall be excluded with regard to these shares. These new registered shares may be issued at a price below the current market price. The Board of Directors shall specify the precise conditions of issue including the issue price of the shares.

Das Bezugsrecht der Aktionäre ist für diese Aktien ausgeschlossen. Diese neuen Namenaktien können zu einem Preis unter dem aktuellen Marktpreis ausgegeben werden. Der Verwaltungsrat legt die genauen Bedingungen für die Ausgabe, einschliesslich des Ausgabepreises der Aktien fest.

The acquisition of registered shares in connection with employee participation and any further transfers of registered shares shall be subject to the restrictions specified in article 4 of the articles of association.

Der Erwerb von Namenaktien im Zusammenhang der Mitarbeiterbeteiligung sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 4 der Statuten.

Article 3d Conditional Share Capital for EBAC-Warrants

The share capital shall be increased by an amount not exceeding CHF 42'541.38 through the issue of a maximum of 4'254'138 registered shares, payable in full, each with a nominal value of CHF 0.01. The increase of the share capital shall occur in connection with the share capital increase of 1 March 2023 through the exercise of conversion and/or option rights, which were assumed from, and allocated by, European Biotech Acquisition Corp. with registered seat in George Town, Cayman Islands and business address at EPFL Innovation Park Building D, 1015 Lausanne, Switzerland (EBAC), at an exercise price of USD 11.50 on the basis of a Warrant Assumption Agreement between the Company and Continental Stock Transfer & Trust Company, with registered seat in New York (USA) as Warrant Agent. The exercise of conversion and/or option rights and the waiver of such right shall be made in writing on paper or in electronic form.

Artikel 3d Bedingtes Aktienkapital für EBAC-Warrants

Das Aktienkapital kann durch die Ausgabe von höchstens 4'254'138 voll zu liberierenden Namenaktien im Nennwert von je CHF 0.01 um höchstens CHF 42'541.38 erhöht werden. Die Erhöhung des Aktienkapitals erfolgt im Zusammenhang mit der Kapitalerhöhung vom 1. März 2023 durch die Ausübung von Wandlungs- und/oder Optionsrechten, welche von European Biotech Acquisition Corp. mit Sitz in George Town, Cayman Islands und Geschäftsadresse an der EPFL Innovation Park Building D, 1015 Lausanne, Schweiz (EBAC), mit einem Ausübungspreis von USD 11.50 auf der Grundlage eines Warrant Assumption Agreements zwischen der Gesellschaft und Continental Stock Transfer & Trust Company, mit Sitz in New York (USA) als Warrant Agent, übernommenen und eingeräumt wurden. Die Form der Ausübung der Wandlungs- und/oder Optionsrechte und des Verzichts auf dieses Recht erfolgt auf schriftlichem Weg auf Papier oder in elektronischer Form.

Only the bearers of such conversion and/or option rights shall be entitled to	Zum Bezug der neuen Namenaktien sind die Inhaber von Wandlungs- und/oder Optionsrechten berechtigt.

obtain such new registered shares. The terms and conditions of the exercise and/or conversion rights, such as the exercise and/or conversion price and period, the time of entitlement to dividends and the type of contributions shall be defined by the Board of Directors

Die Bezugsbedingungen, wie Ausübungs- und/oder Konvertierungspreis und -frist, Zeitpunkt der Dividendenberechtigung und Art der Einlagen, werden durch den Verwaltungsrat festgelegt.

The shareholders' subscription rights are excluded for these shares. The shareholders’ advance subscription rights regarding these Warrants are excluded to abide by the obligations stemming from the Business Combination Agreement dated 17 October 2022 between EBAC and Oculis SA with registered seat in Ecublens (VD), Switzerland, and assumed by the Company.

Das Bezugsrecht der Aktionäre ist für diese Aktien ausgeschlossen. Das Vorwegzeichnungsrecht der Aktionäre in Bezug auf diese Warrants ist ausgeschlossen, um die im Business Combination Agreement vom 17. Oktober 2022 zwischen EBAC und Oculis SA mit Sitz in Ecublens (VD), Schweiz, eingegangenen und von der Gesellschaft übernommenen Verpflichtungen zu erfüllen.

The acquisition of registered shares through the exercise of conversion and/or option rights and the further transfer of registered shares shall be subject to the restrictions specified in article 4 of the articles of association.

Der Erwerb von Namenaktien durch die Ausübung von Wandlungs- und/oder Optionsrechten sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 4 der Statuten.

Article 3e Conditional Share Capital for Earn-Out Options

The share capital of the Company shall be increased by an amount not exceeding CHF 3'701.03 through the issue of a maximum of 370'103 registered shares, payable in full, each with a nominal value of CHF 0.01, in connection with the exercise of option rights granted in connection with the Business Combination Agreement dated 17. October 2022 between European Biotech Acquisition Corp. with registered seat in George Town, Cayman Islands and business address at EPFL Innovation Park Building D, 1015 Lausanne, Switzerland (EBAC) and Oculis SA with registered seat in Ecublens (VD), Switzerland, to any employee of the Company or a subsidiary, and any consultant, members of the Board of Directors, or other person

Artikel 3e Bedingtes Aktienkapital für Earn-Out Optionen

Das Aktienkapital kann durch die Ausgabe von höchstens 370'103 voll zu liberierenden Namenaktien im Nennwert von je CHF 0.01 um höchstens CHF 3'701.03 durch Ausübung von Optionsrechten erhöht werden, welche Mitarbeitenden der Gesellschaft oder ihrer Tochtergesellschaften, Personen in vergleichbaren Positionen, Beratern, Verwaltungsratsmitgliedern oder anderen Personen, welche Dienstleistungen zu Gunsten der Gesellschaft erbringen, und im Zusammenhang mit dem Business Combination Agreement vom 17. Oktober 2022 zwischen European Biotech Acquisition Corp. mit Sitz in George Town, Cayman Islands und Geschäftsadresse an der EPFL Innovation Park Building D, 1015 Lausanne, Schweiz (EBAC) und Oculis SA mit Sitz in Ecublens (VD), Schweiz zusätzlich eingeräumt wurden (earn-out Optionen). Die Form der Ausübung der Optionsrechte und des Verzichts

providing services to the Company or a subsidiary (earn-out options). The exercise of the option rights and the waiver of such right shall be made in writing on paper or in electronic form.	auf dieses Recht erfolgt auf schriftlichem Weg auf Papier oder in elektronischer Form.

Shareholders' subscription rights shall be excluded with regard to these shares. These new registered shares may be issued at a price below the current market price. The Board of Directors shall specify the precise conditions of issue including the issue price of the shares.

Das Bezugsrecht der Aktionäre ist für diese Aktien ausgeschlossen. Diese neuen Namenaktien können zu einem Preis unter dem aktuellen Marktpreis ausgegeben werden. Der Verwaltungsrat legt die genauen Bedingungen für die Ausgabe, einschliesslich des Ausgabepreises der Aktien.

The acquisition of registered shares in connection with employee participation and any further transfers of registered shares shall be subject to the restrictions specified in article 4 of the articles of association.

Der Erwerb von Namenaktien im Zusammenhang der Mitarbeiterbeteiligung sowie sämtliche weiteren Übertragungen von Namenaktien unterliegen den Übertragungsbeschränkungen gemäss Artikel 4 der Statuten.

Article 4 Share Register

The Company shall maintain a share register in which it shall register the name, first name and place of residence (in case of legal persons the place of incorporation) of the owners and usufructuaries of its registered shares. Natural and legal persons as well as legal representatives of minors etc. entitled by law to the voting rights of a share which they do not own will be noted in the share register upon request.

Artikel 4 Aktienbuch

Die Gesellschaft führt ein Aktienbuch, worin die Eigentümer und Nutzniesser von Namenaktien mit Namen, Vornamen und Wohnort (bei juristischen Personen Sitz) eingetragen werden. Natürliche und juristische Personen sowie gesetzliche Vertreter von Minderjährigen usw., welchen kraft Gesetzes Stimmrechte eines Anteils zukommen, den sie nicht besitzen, werden auf Anfrage im Aktienregister angemerkt.

Upon request, acquirers of shares will be registered in the share register without limitation as shareholders if they expressly certify that they acquired the shares in their own name and for their own account.

Erwerber von Aktien werden auf Gesuch hin ohne Begrenzung als Aktionäre mit Stimmrecht im Aktienregister eingetragen, falls sie ausdrücklich erklären, die Aktien im eigenen Namen und auf eigene Rechnung erworben zu haben.

Persons who do not expressly declare in the registration application that they are holding the shares on their own account (thereafter: nominees) shall forthwith be entered on the share register as shareholders with voting rights up to a maximum of 3% of the share capital. Beyond that limit, registered shares of nominees shall only be entered as voting if the nominees in question confirm in writing that they are willing to disclose the names, addresses and shareholdings of the persons on whose account they hold 0.5% or more of the share capital. The Board of Directors concludes agreements with nominees that among other things govern the representation of shareholders and the voting rights.

Personen, die im Eintragungsgesuch nicht ausdrücklich erklären, die Aktien für eigene Rechnung zu halten (nachstehend: Nominees) werden ohne weiteres bis maximal 3% des jeweils ausstehenden Aktienkapitals mit Stimmrecht im Aktienbuch eingetragen. Über diese Limite hinaus werden Namenaktien von Nominees nur dann mit Stimmrecht eingetragen, wenn sich der betreffende Nominee schriftlich bereit erklärt, gegebenenfalls die Namen, Adressen und Aktienbestände derjenigen Person offenzulegen, für deren Rechnung er 0.5% oder mehr des jeweils ausstehenden Aktienkapitals hält. Der Verwaltungsrat schliesst mit Nominees Vereinbarungen ab, die unter anderem die Vertretung der Aktionäre und der Stimmrechte regeln.

After hearing the registered shareholder or nominee, the Board of Directors may remove entries in the share register with retroactive effect as per the date of entry, if such entry was based on false information. The party affected must be informed of such removal immediately.

Nach Anhörung des eingetragenen Aktionärs oder Nominees, kann der Verwaltungsrat die Eintragungen im Aktienregister rückwirkend nach dem Datum der Eintragung entfernen, wenn ein solcher Eintrag aufgrund falscher Angaben erfolgte. Der Betroffene muss über eine solche Entfernung sofort informiert werden.

No individual or legal entity may, directly or indirectly, formally, constructively or beneficially own (as defined in the next paragraph below) or otherwise control voting rights ("Controlled Shares") with respect to 15% or more of the registered share capital recorded in the Commercial Register except if such individual or legal entity has submitted prior to the acquisition of such Controlled Shares an orderly tender offer to all shareholders with a minimum price of the higher of (i) the volume weighted average price of the

Weder eine Einzelperson, noch eine juristische Person kann, direkt oder indirekt, formell, konstruktiv oder vorteilhaft (wie im nächsten Abschnitt unten definiert) oder sonst wie das Stimmrecht ("Kontrollierte Aktien") hinsichtlich 15% oder mehr des im Handelsregister registrierten Aktienkapitals innehaben oder kontrollieren. Eine Ausnahme besteht dann, wenn diese Einzelperson oder juristische Person vor der Übernahme solcher Kontrollierter Aktien allen Aktionären eine ordentliche Offerte mit einem Minimalpreis stellt, wovon der höhere Preis, der entweder (i) dem gewichteten Durchschnittskurs der letzten 60 Handelstage vor der Veröffentlichung der last 60 trading days prior to the publication of the tender offer or (ii) the highest price paid by such individual or legal entity in the 12 months preceding to the publication of the tender offer. Those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares, shall be regarded as one person. The registered shares exceeding the limit of 15% and not benefiting from the exemption regarding a tender offer shall be entered in the share register as shares without voting rights.

Übernahmeofferte oder (ii) dem höchsten bezahlten Preis durch diese Einzelperson oder juristische Person während der 12 Monate vor der Veröffentlichung der Übernahmeofferte entspricht, der relevante Preis darstellt. Die durch Kapital, Stimmrecht, gemeinsame Führung oder in anderer Weise oder durch Beitritt zur Übernahme der Aktien verbundenen Personen, sind als eine Person zu betrachten. Die Namenaktien, welche die Limite von 15% übersteigen und nicht von der Ausnahme mit Bezug auf die Übernahmeofferte profitieren, sollen im Aktienbuch als Aktien ohne Stimmrecht verzeichnet werden.

For the purposes of this article 4, "Controlled Shares" in reference to any individual or entity means:

(a) all shares of the Company directly, indirectly or constructively owned by such individual or entity; provided that

(i) shares owned, directly or indirectly, by or for a partnership, or trust or estate will be considered as being owned proportionately by its partners, or beneficiaries; and

(ii) shares owned, directly or indirectly, by or for a corporation will be considered as being owned proportionately by any shareholder owning 50% or more of the outstanding voting shares of such corporation; and

(iii) shares subject to options, warrants or other similar rights shall be deemed to be owned; and

(b) all shares of the Company directly, indirectly or beneficially owned by

Im Rahmen dieses Artikel 4 bedeuten "Kontrollierte Aktien" in Bezug auf jegliche Einzelperson oder juristische Person:

(a) alle Aktien der Gesellschaft, die direkt, indirekt oder konstruktiv von einer solchen Einzelperson oder juristischen Person gehalten werden; vorausgesetzt dass

(i) Aktien, die direkt oder indirekt durch oder für eine Personengesellschaft oder einen Trust oder eine Vermögensmasse gehalten werden, proportional auf die Partner oder Begünstigten aufgeteilt werden; und

(ii) Aktien, die direkt oder indirekt durch oder für eine Gesellschaft gehalten werden, proportional auf jeden Aktionär, der 50% oder mehr der ausgegebenen Stimmrechtsaktien besitzt, aufgeteilt werden; und

(iii) Aktien, die in Abhängigkeit zu Optionen, Bezugsrechten oder anderen ähnlichen Rechten stehen, als Eigentum gelten; und

(b) alle Aktien der Gesellschaft, die direkt, indirekt oder vorteilhaft durch eine solche Einzelperson oder eine juristische Person gehalten werden, vorausgesetzt dass

(i) ein begünstigter Eigentümer eines Wertpapiers jede Person umfasst, die direkt oder indirekt, durch jede Art von Vertrag, Vereinbarung, Einvernehmen, Bindung oder such individual or entity; provided that

(i) a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise alone or together with other such persons has or shares:

(1) voting power which includes the power to vote, or to direct the voting of, such security; and/or

(2) investment power which includes the power to dispose, or to direct the disposition of, such security.

(ii) Any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement, or device with the purpose or effect of divesting such person of beneficial ownership of shares of the Company or preventing the vesting of such beneficial ownership as part of a plan or scheme to evade the provisions of these articles of association shall be deemed to be the beneficial owner of such shares.

(iii) A person shall be deemed to be the beneficial owner of shares if that person has the right to acquire beneficial ownership of anderweitig allein oder mit anderen Personen gemeinsam hat oder teilt:

(1) das Stimmrecht, welches das Recht zur Stimmabgabe, oder zur Leitung der Stimme eines solchen Wertpapiers umfasst; und/oder

(2) das Investitionsrecht, welches die Verfügungsmacht oder ein Recht zur Bestimmung über die Verfügung eines solchen Wertpapiers umfasst.

(ii) Jede Person, die, direkt oder indirekt, einen Trust, Stellvertretung, Vollmacht, Pooling-Vertrag oder jede andere Form von Vertrag, mit dem Zweck oder Ziel schafft oder benutzt, um eine Person von ihren wirtschaftlichen Begünstigungen aus dem Eigentum an den Aktien der Gesellschaft zu entheben oder zur Verhinderung der Ausübung eines solchen begünstigenden Eigentums als Teil eines Plans oder Vorhabens zur Umgehung der Regelungen in diesen Statuten, soll als begünstigter Eigentümer solcher Aktien gesehen werden.

(iii) Eine Person soll als begünstigter Eigentümer von Aktien eingestuft werden, wenn diese Person das Recht hat, ein begünstigendes Eigentum an solchen Aktien innerhalb von 60 Tagen zu erwerben, inklusive, aber nicht beschränkt auf jegliches erworbenes Recht: (A) durch die Ausübung jeglicher Option, jedes Bezugsrechts oder sonstigen Rechts; (B) durch die Umwandlung eines Wertpapiers; (C) aufgrund der Befugnis, einen Trust, ein Vermögensverwaltungskonto oder ähnliche Verhältnisse zu widerrufen oder (D) in Zusammenhang mit der automatischen Auflösung eines Trusts, Vermögensverwaltungskontos oder eines ähnlichen Verhältnisses.

such shares within 60 days, including but not limited to any right acquired: (A) through the exercise of any option, warrant or right; (B) through the conversion of a security; (C) pursuant to the power to revoke a trust, discretionary account, or similar arrangement; or (D) pursuant to the automatic termination of a trust, discretionary account or similar arrangement.

The limit of 15% of the registered share capital also applies to the subscription for, or acquisition of, registered shares by exercising option or convertible rights arising from registered or bearer securities or any other securities issued by the Company or third parties, as well as by means of exercising purchased preemptive rights arising from either registered or bearer shares. The registered shares exceeding the limit of 15% shall be entered in the share register as shares without voting rights.

Die Grenze von 15% des eingetragenen Aktienkapitals gilt auch für zur Zeichnung von, oder Akquisition von Namenaktien durch Ausübung einer Option oder umwandelbaren Rechte, welche aus Namen- oder Inhaberaktien hervor gehen oder jeder anderen von der Gesellschaft oder Dritten ausgegebenen Sicherheit, sowie durch die Ausübung von erworbenen Vorkaufsrechten, welche entweder aus Namen- oder Inhaberaktien hervorgehen. Die Namenaktien, welche die Grenze von 15% übersteigen, sind im Aktienbuch als Aktien ohne Stimmrecht einzutragen.

The Board of Directors may in special cases approve exceptions to the above regulations. The Board of Directors is in addition authorized, after due consultation with the person concerned, to delete with retroactive effect entries in the share register which were effected on the basis of false information.

Der Verwaltungsrat kann in besonderen Fällen Ausnahmen zu den oben genannten Regelungen genehmigen. Der Verwaltungsrat ist zusätzlich berechtigt, nach angemessener Anhörung der betreffenden Person, Einträge ins Aktienbuch, welche aufgrund falscher Informationen erfolgten, rückwirkend zu löschen.

Article 5 Reporting Obligation of the Shareholder and Register of Beneficial Owners	Artikel 5 Meldepflicht des Aktionärs und Verzeichnis der wirtschaftlich berechtigten Personen

Any person who, alone or in concert with third parties, acquires shares in the Company and thereby reaches or exceeds the threshold of 25% of the share capital or voting rights must notify the Company within one month of the first name, last

Wer allein oder in gemeinsamer Absprache mit Dritten Aktien der Gesellschaft erwirbt und dadurch den Grenzwert von 25% des Aktienkapitals oder der Stimmrechte erreicht oder überschreitet, muss der Gesellschaft innert Monatsfrist den Vor- und den Nach-namen und die Adresse der natürlichen Person

name and address of the natural person on whose behalf he is ultimately acting (beneficial owner).	melden, für die er letztendlich handelt (wirtschaftlich berechtigte Person).
The shareholder must notify the company within three months of any change in the first or last name or address of the beneficial owner.	Der Aktionär muss der Gesellschaft innert drei Monaten jede Änderung des Vor- oder des Nachnamens oder der Adresse der wirtschaftlich berechtigten Person melden.

The Board of Directors shall keep a register of the beneficial owners reported to the Company. This register contains the first and last name as well as the address of the beneficial owners. The register must be kept in such a way that it can be accessed in Switzerland at any time.

Der Verwaltungsrat führt ein Verzeichnis über die der Gesellschaft gemeldeten wirtschaftlich berechtigten Personen. Dieses Verzeichnis enthält den Vor- und den Nachnamen sowie die Adresse der wirtschaftlich berechtigten Personen. Das Verzeichnis muss so geführt werden, dass in der Schweiz jederzeit darauf zugegriffen werden kann.

As long as the shareholder has not fulfilled his reporting obligations, the membership rights associated with the shares whose acquisition must be reported shall be suspended. The property rights attached to such shares may only be exercised by the shareholder once he has complied with his notification obligations. If the shareholder fails to comply with his reporting obligations within one month after the acquisition of the shares, the property rights shall be forfeited. If the shareholder makes the notification at a later date, he may assert the property rights accruing as of that date. The Board of Directors shall ensure that no shareholders exercise their rights in breach of the reporting obligations.

Solange der Aktionär seinen Meldepflichten nicht nachgekommen ist, ruhen die Mitgliedschaftsrechte, die mit den Aktien verbunden sind, deren Erwerb gemeldet werden muss. Die Vermögensrechte, die mit solchen Aktien verbunden sind, kann der Aktionär erst geltend machen, wenn er seinen Meldepflichten nachgekommen ist. Kommt der Aktionär seinen Meldepflichten nicht innert eines Monats nach dem Erwerb der Aktien nach, so sind die Vermögensrechte verwirkt. Holt er die Meldung zu einem späteren Zeitpunkt nach, so kann er die ab diesem Zeitpunkt entstehenden Vermögensrechte geltend machen. Der Verwaltungsrat stellt sicher, dass keine Aktionäre unter Verletzung der Melde-pflichten ihre Rechte ausüben.

Article 6 Share Certificates and Intermediated Securities

The Company may issue its shares in any legally permissible form, namely in the form of individual certificates, global certificates, simple uncertificated securities pursuant to article 973c CO or registered uncertificated securities pursuant to article 973d CO and have them managed as intermediated securities.

Artikel 6 Aktienzertifikate und Bucheffekten

Die Gesellschaft kann ihre Aktien in jeder gesetzlich zulässigen Form, namentlich in Form von Einzelurkunden, Globalurkunden, einfachen Wertrechten nach Artikel 973c OR oder Registerwert-rechten nach Artikel 973d OR ausgeben und als Bucheffekten führen lassen.

Within the legal framework, the Company is free to convert its shares issued in one of these forms into another form at any time and without the consent of the shareholders, and to withdraw shares held as intermediated securities from the custody system. It shall bear the costs thereof.

Der Gesellschaft steht es im Rahmen der gesetzlichen Vorgaben frei, ihre in einer dieser Formen ausgegebenen Aktien jederzeit und ohne Zustimmung der Aktionäre in eine andere Form umzuwandeln sowie als Bucheffekten geführte Aktien aus dem Verwahrungssystem zurückzuziehen. Sie trägt dafür die Kosten.

The shareholder shall not be entitled to the certification of membership rights in the form of physical securities or to the conversion of shares issued in a certain form into another form. However, the shareholder may at any time request the Company to issue a written confirmation of the shares held by him in accordance with the share register.

Der Aktionär hat keinen Anspruch auf wertpapiermässige Verbriefung der Mitgliedschaftsrechte oder auf Umwandlung von in bestimmter Form ausgegebenen Aktien in eine andere Form. Der Aktionär kann jedoch von der Gesellschaft jederzeit die Ausstellung einer schriftlichen Bescheinigung über die von ihm gemäss Aktienbuch gehaltenen Aktien verlangen.

The transfer of simple uncertificated securities pursuant to article 973c CO and registered uncertificated securities pursuant to article 973d CO as well as the provision of security for such uncertificated securities shall be governed by the provisions of the CO.

Die Übertragung von einfachen Wertrechten nach Artikel 973c OR und Registerwertrechten nach Artikel 973d OR sowie die Bestellung von Sicherheiten an diesen Wert-rechten richten sich nach den Bestimmungen des OR.

The transfer of intermediated securities and the provision of security for such intermediated securities shall be governed by the provisions of the Swiss Intermediated Securities Act.	Die Übertragung von Bucheffekten und die Bestellung von Sicherheiten an diesen Bucheffekten richten sich nach den Bestimmungen des Bucheffektengesetzes.
Article 7 Exercise of Shareholders Rights	Artikel 7 Ausübung von Aktionärsrechten

The shares are indivisible and the Company recognizes only one single representative per share.	Die Aktien sind unteilbar und die Gesellschaft anerkennt nur einen einzigen Vertreter pro Aktie.

The right to vote and the other rights pertaining to a registered share may only be exercised by a shareholder, an usufructuary or a nominee who is registered with the right to vote in the share register and by persons who are entitled by law to the voting rights of a share.

Das Stimmrecht und die anderen zu einer Namenaktien gehörenden Rechte dürfen nur von einem Aktionär, einem Nutzniesser oder Nominee, dessen Stimmrecht im Aktienregister eingetragen ist und von Personen, welchen kraft Gesetzes die Stimmrechte einer Aktie zustehen, ausgeübt werden.

III. Corporate structure	III. Organisation der Gesellschaft
Article 8 Corporate Bodies The corporate bodies are: A. the General Meeting; B. the Board of Directors; C. the Auditors.	Artikel 8 Gliederung Die Gesellschaftsorgane sind: A. die Generalversammlung; B. der Verwaltungsrat; C. die Revisionsstelle.
IV. General Meeting	IV. Generalversammlung

Article 9 Powers

The General Meeting is the supreme body of the Company. It has the following non delegable powers:

a)
to adopt and amend the articles of association (articles 652g, 653g und 653i CO remain reserved);
b)
to elect and remove the members of the Board of Directors, the Chairman of the Board of Directors, the members of the Compensation Committee, the Auditors and the Independent Proxy;

c)
to approve the management report and the annual accounts and to determine the allocation of profits, in

Artikel 9 Befugnisse

Oberstes Organ der Gesellschaft ist die Generalversammlung. Ihr stehen folgende unübertragbare Befugnisse zu:

a)
Festsetzung und Änderung der Statuten (Artikel 652g, 653g und 653i OR bleiben vorbehalten);
b)
Wahl und Abberufung der Mitglieder des Verwaltungsrats, des Präsidenten des Verwaltungsrats, der Mitglieder des Vergütungsausschusses, der Revisionsstelle und des unabhängigen Stimmrechtsvertreters;
c)
Genehmigung des Lageberichts und der Jahresrechnung sowie Beschlussfassung über die Verwendung des Bilanzgewinnes,

particular with regard to dividends and bonus payments;
d)
to determine the interim dividend and the approval of the required interim financial statements;

e)
to make a resolution on the repayment of the statutory capital reserve;
f)
to discharge the members of the Board of Directors and of the Executive Committee;
g)
delisting of the Company's equity securities;

h)
to approve the total compensation paid to the Board of Directors and the Executive Committee as per article 34 and article 35 below;
i)
to pass resolutions concerning all matters which are reserved to the authority of the General Meeting by law or by the articles of association.

insbesondere die Festsetzung der Dividende und der Tantieme;
d)
Festsetzung der Zwischendividende und Genehmigung des dafür erforderlichen Zwischenabschlusses;
e)
Beschlussfassung über die Rückzahlung der gesetzlichen Kapitalreserve;
f)
Entlastung der Mitglieder des Verwaltungsrates und der Geschäftsleitung;
g)
Dekotierung der Beteiligungspapiere der Gesellschaft;
h)
Genehmigung der Gesamtvergütungen des Verwaltungsrats und der Geschäftsleitung nach Massgabe von Artikel 34 und Artikel 35 hiernach;
i)
Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind.

Article 10 Ordinary General Meeting

The Ordinary General Meeting shall be held annually within six months after the end of the business year at such time and at such location, which may be within or outside Switzerland, as determined by the Board of Directors.

Artikel 10 Ordentliche Generalversammlung

Die ordentliche Generalversammlung findet jährlich innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt, zum Zeitpunkt und an einem Ort, der innerhalb oder ausserhalb der Schweiz sein kann, gemäss Festlegung durch den Verwaltungsrat.

Article 11 Extraordinary General Meeting

Extraordinary General Meetings may be called by resolution of the General Meeting, the Auditors or the Board of Directors, or by shareholders with voting powers, provided they represent at least 5% of the share capital and who submit (a)(1) a request signed by such shareholder(s) that specifies the item(s) to be included on the agenda, (2) the respective proposals of the shareholders and (3) evidence of the required shareholdings recorded in the share register and (b) such other information as would be required to be included in a proxy statement pursuant to the rules of the country where the Company's shares are primarily listed.

Artikel 11 Ausserordentliche Generalversammlung

Ausserordentliche Generalversammlungen können einberufen werden durch Beschluss der ordentlichen Generalversammlung, durch die Revisionsstelle oder den Verwaltungsrat oder durch stimmberechtigte Aktionäre, sofern sie mindestens 5% des Aktienkapitals erreichen und die Folgendes einreichen: (a)(1) einen unterschriebenen Antrag dieser Aktionäre, welcher die Traktanden angibt, die auf die Traktandenliste gesetzt werden, (2) die entsprechenden Anträge der Aktionäre und (3) den Nachweis der erforderlichen Beteiligung dieser Aktionäre aufgrund des Aktienregisters und (b) alle anderen Informationen, die für eine Vollmacht nach den Regeln des Landes, in welchem die Aktien des Unternehmens hauptsächlich eingetragen sind, erforderlich wären.

Article 12 Notice and Agenda of Shareholders' Meetings

Notice of a General Meeting of Shareholders shall be given by the Board of Directors or, if necessary, by the Auditor, not later than 20 calendar days prior to the date of the General Meeting of Shareholders. Notice of the General Meeting of Shareholders shall be given by way of a one-time announcement in the official means of publication of the Company pursuant to article 48 of these articles of association. The notice period shall be deemed to have been observed if notice of the General Meeting of Shareholders is published in such official means of publication, it being understood that the date of publication shall not be computed in the notice period. Shareholders of record may in addition be informed of the General Meeting of Shareholders by ordinary mail or e-mail.

Artikel 12 Mitteilung und Traktanden der Generalversammlung

Die Mitteilung einer Generalversammlung erfolgt durch den Verwaltungsrat oder gegebenenfalls durch die Revisionsstelle, spätestens 20 Kalendertage vor dem Datum der Generalversammlung. Die Mitteilung der Generalversammlung erfolgt durch eine einmalige Bekanntmachung in den amtlichen Publikationsmitteln der Gesellschaft gemäss Artikel 48 dieser Statuten. Die Frist gilt als eingehalten, wenn Ankündigung der Generalversammlung im offiziellen Publikationsmittel veröffentlicht wurde, wobei das Datum der Veröffentlichung nicht in die Mitteilungsfrist eingerechnet werden darf. Eingetragene Aktionäre können zusätzlich per Post oder E-Mail über die Generalversammlung informiert werden.

The convocation of an extraordinary general meeting may also be requested in	Die Einberufung einer ausserordentlichen Generalversammlung kann auch von einem oder writing, indicating the agenda items and the proposals and, in case of elections, the names of the nominated candidates, by one or more shareholders together representing at least 5% of the share capital or the voting rights.

mehreren Aktionären, die zusammen mindestens 5% des Aktienkapitals oder der Stimmen vertreten, schriftlich unter Angabe des Verhandlungsgegenstandes und des Antrages, bei Wahlen der Namen der vorgeschlagenen Kandidaten, verlangt werden.

The Board of Directors shall state the matters on the agenda.	Der Verwaltungsrat setzt die Verhandlungsgegenstände auf die Traktandenliste.

The notice of a General Meeting of Shareholders shall specify the items on the agenda and the proposals of the Board of Directors and the shareholder(s) who requested that a General Meeting of Shareholders be held or an item be included on the agenda, and, in the event of elections, the name(s) of the candidate(s) that has or have been put on the ballot for election.

Die Mitteilung der Genrealversammlung hat die Traktanden und die Anträge des Verwaltungsrates und der Aktionäre, welche beantragt haben, dass eine Generalversammlung abgehalten werden oder ein Traktandum auf die Traktandenliste gesetzt werden soll zu enthalten sowie, im Falle von Wahlen, die Namen der Kandidaten, welche auf den Wahlzettel gesetzt wurden.

Shareholders, together representing more than 0.5% of the share capital or the voting rights, may demand that an item be placed on the agenda. Such request must be made in writing at least 70 days prior to the meeting by indicating the agenda items and the proposals.

Aktionäre, die zusammen mindestens über 0.5% des Aktienkapitals oder der Stimmen vertreten, können die Traktandierung eines Verhandlungsgegenstandes verlangen. Dies hat mindestens 70 Tage vor der Versammlung schriftlich unter Angabe der Verhandlungsgegenstände und Anträge zu erfolgen.

Each request for inclusion of an item on the agenda must include (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Company's register of shareholders, of the shareholder proposing such business; (iii) the number of shares of the Company which are beneficially owned by such shareholder; (iv) the dates upon which the shareholder acquired such shares; (v) documentary support for any claim of beneficial ownership; (vi) any material interest of such shareholder in such business; and (vii) a statement in support of the matter and, for proposals sought to be included in the Company's proxy statement, any

Jeder Antrag auf Aufnahme eines Traktandums hat zu enthalten: (i) eine kurze Zusammenfassung des Geschäfts, welches der Generalversammlung vorgelegt werden soll, sowie eine Begründung, weshalb an der Versammlung darüber entschieden werden soll; (ii) den Namen und die Adresse des Gesuchstellenden Aktionärs, wie sie im Aktienbuch der Gesellschaft eingetragen sind; (iii) die Anzahl Aktien der Gesellschaft, die in der wirtschaftlichen Berechtigung des Aktionärs stehen; (iv) die Daten, an denen der Aktionär seine Aktien erworben hat; (v) erforderliche Nachweise bei allfälligen Ansprüchen von wirtschaftlicher Berechtigung; (vi) jegliches materielle Interesse des Aktionärs im Zusammenhang mit diesem Geschäft; und (vii) eine Stellungnahme zum fraglichen Punkt und, für Anträge, welche der Aktionärsinformation durch die Gesellschaft beigefügt werden sollen, jede andere Information, welche die

other information required by Securities and Exchange Commission Rule "14a-8".	Securities and Exchange Commission Rule "14a-8" verlangt.

In addition, if the shareholder intends to solicit proxies from the shareholders of the Company, such shareholder shall notify the Company of this intent in accordance with Securities and Exchange Commission Rule "14a-4" and/or Rule "14a-8".

Für den Fall, dass ein Aktionär gedenkt, die Stimmrechtsvertretung von anderen Aktionären der Gesellschaft zu erlangen, hat dieser Aktionär die Gesellschaft über diese Absicht gemäss der Securities and Exchange Commission Rule "14a-4" und/oder Rule "14a-8" zu informieren.

No resolution may be passed at a General Meeting of Shareholders concerning an item in relation to which due notice was not given. Proposals made during a General Meeting of Shareholders to (i) convene a extraordinary General Meeting or (ii) initiate a special investigation in accordance with article 697a of the Swiss Code of Obligations are not subject to the due notice requirement set forth herein.

An der Generalversammlung darf kein Beschluss über ein Traktandum getroffen werden, über den nicht mit entsprechender Vorlaufzeit informiert worden ist. Anträge, die während der Generalversammlung gestellt werden, führen zu (i) einer ausserordentlichen Generalversammlung oder (ii) einer speziellen Untersuchung gemäss Artikel 697a OR und unterliegen nicht der hierin geforderten Voraussetzung der rechtzeitigen Information.

No advance notice is required to propose motions on duly notified agenda items and to debate items without passing resolutions.	Zur Stellung von Anträgen im Rahmen der Verhandlungsgegenstände und zu Ver-handlungen ohne Beschlussfassung bedarf es keiner vorherigen Ankündigung.

Article 13 Documentation

The annual business report, the compensation report and the Auditor's report must be submitted for examination by the shareholders at the registered office of the Company at least 20 days prior to the date of the Ordinary General Meeting. Each shareholder may request that a copy of this documentation be sent to him promptly. Such reference shall be included in the invitation to the General Meeting.

Artikel 13 Unterlagen

Spätestens zwanzig Tage vor der ordentlichen Generalversammlung sind der Geschäftsbericht, der Vergütungsbericht und der Revisionsbericht am Sitz der Gesellschaft zur Einsicht der Aktionäre aufzulegen. Jeder Aktionär kann verlangen, dass ihm unverzüglich eine Kopie dieser Unterlagen zugestellt wird. In der Einberufung zur Generalversammlung ist hierauf hinzuweisen.

Article 14 Form of the General Meeting	Artikel 14 Form der Generalversammlung
The Board of Directors determines the location of the General Meeting. It may be abroad.	Der Verwaltungsrat bestimmt den Ort der Generalversammlung. Er kann im Ausland liegen.

The Board of Directors may provide that shareholders who are not present at the venue of the General Meeting may exercise their rights electronically (hybrid General Meeting).	Der Verwaltungsrat kann vorsehen, dass Aktionäre, die nicht am Ort der Generalversammlung anwesend sind, ihre Rechte auf elektronischem Weg ausüben können (hybride Generalversammlung).
A General Meeting may be held by electronic means without a meeting place (Virtual General Meeting).	Eine Generalversammlung kann mit elektronischen Mitteln ohne Tagungsort durchgeführt werden (virtuelle Generalversammlung).

The Board of Directors regulates the use of electronic means. It shall ensure that:

a)
the identity of the participants is established; and
b)
the votes at the General Meeting are transmitted directly; and
c)
each participant can submit motions and take part in the discussion; and
d)
the voting results cannot be falsified.

Der Verwaltungsrat regelt die Verwendung elektronischer Mittel. Er stellt sicher, dass:

a)
die Identität der Teilnehmer feststeht;
b)
die Voten in der Generalversammlung unmittelbar übertragen werden;
c)
jeder Teilnehmer Anträge stellen und sich an der Diskussion beteiligen kann; und
d)
das Abstimmungsergebnis nicht verfälscht werden kann.

If technical problems occur during a Virtual General Meeting so that the General Meeting cannot be held properly, it must be repeated. Resolutions passed by the General Meeting before the occurrence of the technical problems shall remain valid.

Treten während einer Generalversammlung mit elektronischen Mitteln technische Probleme auf, sodass die Generalversammlung nicht ordnungsgemäss durchgeführt werden kann, so muss sie wiederholt werden. Beschlüsse, welche die Generalversammlung vor dem Auftreten der technischen Probleme gefasst hat, bleiben gültig.

Article 15 Meeting of All Shareholders

Shareholders or their proxies representing all shares issued may hold a General Meeting without observing the formalities required for calling a meeting, unless objection is raised. At such a meeting, discussions may be held and resolutions passed on all matters within the scope of the powers of a General Meeting for so long as the shareholders or proxies representing all shares issued are present.

Artikel 15 Universalversammlung

Die Eigentümer oder Vertreter sämtlicher Aktien können, falls kein Widerspruch erhoben wird, eine Generalversammlung ohne Einhaltung der für die Einberufung vorgeschriebenen Formvorschriften abhalten (Universalversammlung). Solange die Eigentümer oder Vertreter sämtlicher Aktien anwesend sind, kann in dieser Versammlung über alle in den Geschäftskreis der Generalversammlung fallenden Gegenstände verhandelt und gültig Beschluss gefasst werden.

Article 16 Chairman, Secretary, Scrutineers

The Chairman of the Board of Directors shall preside over the General Meeting. In his absence, a member of the Board of Directors or another Chairman of the Meeting designated by the General Meeting shall preside.

Artikel 16 Vorsitz, Protokollführer, Stimmenzähler

Den Vorsitz der Generalversammlung führt der Präsident, bei dessen Verhinderung ein anderes Mitglied des Verwaltungsrates oder ein anderer von der Generalversammlung gewählter Tagespräsident.

The Chairman of the Meeting shall designate a Secretary and the scrutineers who need not be shareholders.	Der Vorsitzende bezeichnet den Protokollführer und die Stimmenzähler, die nicht Aktionäre zu sein brauchen.

The Chairman shall have all powers and authority necessary to ensure the orderly conduct of the General Meeting.	Der Vorsitzende hat sämtliche Leitungsbefugnisse, die für die ordnungsgemässe Durchführung der Generalversammlung nötig sind.

Article 17 Minutes

The Board of Directors is responsible for the keeping of the minutes of the Meeting, which shall state the number, kind, nominal value of shares represented by the shareholders, by the corporate bodies and by the independent proxy and gives information on resolutions passed, elections, requests for information and information as well as declarations given by the shareholders. The minutes shall be signed by the Chairman and the Secretary.

Artikel 17 Protokoll

Der Verwaltungsrat sorgt für die Führung des Protokolls über die Generalversammlung, welches Anzahl, Art, Nennwert und Kategorie der von den Aktionären, von den Organen und von unabhängigen Stimmrechtsvertretern vertretene Aktien festhält und Aufschluss über Beschlüsse, Wahlergebnisse, Begehren um Auskunft und die darauf erteilten Auskünfte sowie die von den Aktionären zu Protokoll gegebenen Erklärungen gibt. Das Protokoll wird vom Vorsitzenden und vom Protokollführer unterzeichnet.

The shareholders are entitled to inspect the minutes.	Die Aktionäre sind berechtigt, das Protokoll einzusehen.

Article 18 Right to Vote

Each share entitles to one vote.

Each shareholder may be represented at a General Meeting by any person who is so authorized by a written proxy. A proxy need not be a shareholder.

Artikel 18 Stimmrecht

Jede Aktie berechtigt zu einer Stimme.

Jeder Aktionär kann sich in der Generalversammlung aufgrund einer schriftlichen Vollmacht durch eine andere handlungsfähige Person vertreten lassen, die nicht Aktionär zu sein braucht.

Each shareholder may be represented by the Independent Proxy. The requirements regarding proxies and instructions are determined by the Board of Directors.	Jeder Aktionär kann sich vom unabhängigen Stimmrechtsvertreter vertreten lassen. Die Anforderungen an Vollmachten und Weisungen werden vom Verwaltungsrat festgelegt.

Article 19 Resolutions and Elections

All voting and elections are held openly or electronically. A written voting or election shall be held if instructed so by the Chairman or if decided by the General Meeting.

Artikel 19 Beschlussfassung und Wahlen

Die Abstimmungen und Wahlen erfolgen offen oder elektronisch. Eine schriftliche Abstimmung oder Wahl wird durchgeführt, wenn dies vom Vorsitzenden angeordnet oder von der Generalversammlung beschlossen wird.

The General Meeting shall pass its resolutions and carry out its elections with the simple majority of the votes cast regardless of abstentions and empty or invalid votes, unless law or articles of association state otherwise. In the event

Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen, soweit das Gesetz oder die Statuten es nicht anders bestimmen, mit der einfachen Mehrheit der abgegebenen Aktienstimmen ohne Berücksichtigung von Stimmenthaltungen oder leer eingelegten oder ungültigen Stimmen. Bei

of tie votes, the request shall be refused. The Chairman shall not have a casting vote.	Stimmengleichheit gilt ein Antrag als abgelehnt. Dem Vorsitzenden steht kein Stichentscheid zu.

A resolution of the General Meeting passed by at least two thirds of the represented share votes and the absolute majority of the represented shares par value is required for:

a)
The cases listed in article 704 para. 1 CO:
i.
the amendment of the purpose of the Company;
ii.
the consolidation of shares, insofar as this does not require the consent of all shareholders concerned;
iii.
the increase of the share capital against contributions in kind or by offsetting against a receivable and the granting of special benefits;
iv.
the limitation or withdrawal of subscription rights;
v.
the introduction of conditional capital, the creation of reserve capital pursuant to article 12 of the Swiss Banking Act or the introduction of a capital band;
vi.
the conversion of participation certificates into shares;
vii.
the restriction of the transferability of registered shares;
viii.
the creation of shares with privileged voting rights;
ix.
the change of currency of the share capital;
x.
the introduction of the casting vote of the chairman in the general assembly;
xi.
the introduction of a provision in

Ein Beschluss der Generalversammlung, durch mindestens zwei Drittel der vertretenen Aktienstimmen und die absolute Mehrheit der vertretenen Aktiennennwerte, ist erforderlich für:

a)
die Fälle gemäss Artikel 704 Abs. 1 OR:
i.
die Änderung des Gesellschaftszweckes;

ii.
die Zusammenlegung von Aktien, soweit dafür nicht die Zustimmung aller betroffenen Aktionäre erforderlich ist;
iii.
die Kapitalerhöhung aus Eigenkapital, gegen Sacheinlagen oder durch Verrechnung mit einer Forderung und die Gewährung von besonderen Vorteilen;
iv.
die Einschränkung oder Aufhebung des Bezugsrechts;
v.
die Einführung eines bedingten Kapitals, die Schaffung von Vorratskapital gemäss Artikel 12 des Bankengesetzes oder die Einführung eines Kapitalbands;
vi.
die Umwandlung von Partizipationsscheinen in Aktien;
vii.
die Beschränkung der Übertragbarkeit von Namenaktien;
viii.
die Einführung von Stimmrechtsaktien;

ix.
der Wechsel der Währung des Aktienkapitals;
x.
die Einführung des Stichentscheids des Vorsitzenden in der Generalversammlung;
xi.
eine Statutenbestimmung zur Durchführung der Generalversammlung im Ausland;

xii.
die Verletzung des Sitzes der Gesellschaft;

xiii.
die Einführung einer statutarischen Schiedsklausel;

the articles of association to hold General Meetings abroad;
xii.
the change of the registered office of the Company;
xiii.
the introduction of an arbitration clause in the articles of association;
xiv.
the delisting of the shares; or
xv.
the dissolution of the Company.
b)
the merger, de-merger or conversion of the Company (subject to mandatory law);

c)
the alleviating or withdrawal of restrictions upon the transfer of registered shares;

d)
the conversion of registered shares into bearer shares and vice versa; and
e)
the amendment or elimination of the provisions of articles 4 and 31 of the articles of association as well as those contained in this article 19.

xiv.
die Dekotierung der Beteiligungspapiere; oder
xv.
die Auflösung der Gesellschaft.
b)
die Fusion, Spaltung oder Umwandlung der Gesellschaft (vorbehalten zwingender gesetzlicher Bestimmungen);
c)
die Erleichterung oder den Entzug der Beschränkungen betreffend die Übertragung von Namenaktien;
d)
die Umwandlung von Namenaktien in Inhaberaktien und umgekehrt; und
e)
die Änderung oder Aufhebung der Bestimmungen der Artikel 4 und 31 der Statuten sowie dieses Artikels 19.

Article 20 Votes on Compensation

Each year, the General Meeting approves in one or separate resolutions the total maximum amounts pursuant to articles 34 and 35 of the articles of association for:

a)
the non-performance-related compensation of the Board of Directors for the next term of office;

b)
a possible additional compensation of the Board of Directors for the preceding business year;
c)
the non-performance-related compensation of the Executive Committee for the following business year;
d)
the variable compensation for the Executive Committee for the following business year; and
e)
the grant of options, shares or other equity-linked instruments in the Company to the Board of Directors and the Executive Committee.

Artikel 20 Abstimmung über Vergütungen

Die Generalversammlung genehmigt jährlich in einem oder mehreren Beschlüssen die maximalen Vergütungen gemäss Artikel 34 und 35 der Statuten betreffend:

a)
die nicht-erfolgsabhängige Vergütung des Verwaltungsrates für die Zeitperiode bis zur nächsten Generalversammlung;
b)
eine allfällige zusätzliche Vergütung für den Verwaltungsrat für das abgeschlossene Geschäftsjahr;
c)
die nicht-erfolgsabhängige Vergütung der Geschäftsleitung für das folgende Geschäftsjahr;

d)
die variable Vergütung der Geschäftsleitung für das folgende Geschäftsjahr; und
e)
die Gewährung von Optionen, Aktien oder anderen eigenkapitalbasierten Instrumenten der Gesellschaft an den Verwaltungsrat oder die Geschäftsleitung.

The corresponding total compensation includes all social security, pension fund and other contributions payable by the receiving member of the Board of Directors or the Executive Board.	Die entsprechenden Gesamtvergütungen umfassen alle vom empfangenden Mitglied des Verwaltungsrats oder der Geschäftsleitung zu bezahlenden Sozialversicherungs-, Pensionskassen- und andere Beiträge.

If the General Meeting refuses to approve a respective motion by the Board of Directors, the Board of Directors may either submit a new motion at the same meeting or determine a maximum total remuneration or several maximum partial remunerations, subject to the relevant principles of the compensation, or submit a new motion to the next General Meeting for approval. The Company may pay remunerations within the framework of the maximum total or partial

Lehnt die Generalversammlung einen entsprechenden Antrag des Verwaltungsrats ab, kann der Verwaltungsrat entweder an der gleichen Versammlung einen neuen Antrag stellen, eine ausserordentliche Generalversammlung einberufen oder einen maximalen Gesamtbetrag oder mehrere maximale Teilbeträge unter Berücksichtigung der relevanten Grundsätze festsetzen und der nächsten Generalversammlung zur Genehmigung vorlegen. Die Gesellschaft kann im Rahmen des maximalen Gesamt- oder Teilbetrages und unter Vorbehalt der Genehmigung durch die Generalversammlung Vergütungen ausrichten.

remuneration and subject to the approval by the General Meeting.

Article 21 Independent Proxy

The Independent Proxy shall be elected by the Ordinary General Meeting for a term of one year until the end of the next Ordinary General Meeting. Re-election is permitted. The Independent Proxy informs the Company about number, type, par value and category of the represented shares. The Chairman of the Board discloses the information to the General Meeting. The other duties of the Independent Proxy are determined by the applicable statutory provisions.

Artikel 21 Unabhängiger Stimmrechtsvertreter

Der Unabhängige Stimmrechtsvertreter wird von der ordentlichen Generalversammlung für eine Amtsdauer von einem Jahr bis zum Ende der nächsten ordentlichen Generalversammlung gewählt. Wiederwahl ist möglich. Der unabhängige Stimmrechtsvertreter informiert die Gesellschaft über Anzahl, Art, Nennwert und Kategorie der vertretenen Aktien. Der Präsident des Verwaltungsrats gibt diese Informationen der Generalversammlung bekannt. Die Pflichten des Unabhängigen Stimmrechtsvertreters ergeben sich aus den anwendbaren gesetzlichen Bestimmungen.

V. Board of directors	V. Verwaltungsrat

Article 22 Number of Members, Term of Office

The Board of Directors shall consist of at least 3 and not more than 9 members. The chairman and the members of the Board of Directors are individually elected by the General Meeting for a term of one year until the end of the next Ordinary General Meeting, provided that he/she does not resign or is not replaced during his term.

Artikel 22 Anzahl der Mitglieder, Amtsdauer

Der Verwaltungsrat besteht aus mindestens 3 und höchstens 9 Mitgliedern. Der Präsident sowie die Mitglieder des Verwaltungsrates werden jeweils für die Dauer von einem Jahr bis zum Ende der nächsten ordentlichen Generalversammlung einzeln gewählt. Vorbehalten bleiben vorheriger Rücktritt oder Abberufung.

The members of the Board of Directors may be re-elected without limitation. The maximum age limit of members of the Board shall be 75 years. When a member of the Board of Directors reaches this age limit during his term of office, such term shall automatically extend to the next ordinary shareholders' meeting. The shareholders' meeting may resolve to grant an exception to the age limit.

Die Mitglieder des Verwaltungsrates sind jederzeit wieder wählbar. Die oberste Altersgrenze von Mitgliedern des Verwaltungsrats beträgt 75 Jahre. Wenn ein Mitglied des Verwaltungsrats diese Altersgrenze während seiner Amtszeit erreicht, wird diese automatisch zur nächsten ordentlichen Generalversammlung verlängert. Die Generalversammlung kann eine Ausnahme von der Altersgrenze beschliessen.

If the office of the Chairman becomes vacant, the board of directors shall appoint a new Chairman, from among its members for the remaining term of office.	Wird das Amt des Präsidenten vakant, ernennt der Verwaltungsrat für die verbleibende Amtsdauer aus seiner Mitte einen neuen Präsidenten des Verwaltungsrates für die verbleibende Amtszeit.

Article 23 Constitution

Subject to the powers of the General Meeting, the Board of Directors determines its own organization. It appoints a Secretary who needs not be a member of the Board of Directors.

Artikel 23 Konstituierung

Der Verwaltungsrat konstituiert sich vorbehältlich der Befugnisse der Generalversammlung selbst. Er bezeichnet insbesondere einen Sekretär, der nicht Mitglied des Verwaltungsrates sein muss.

Article 24 Function, Organization

It is the Board of Director's duty to lead the Company and to supervise the management. The Board of Director represents the Company and may take decisions to all affairs which are not assigned to any other body of the Company by law, the articles of association or Regulations.

Artikel 24 Funktion, Organisation

Dem Verwaltungsrat obliegt die oberste Leitung der Gesellschaft und die Überwachung der Geschäftsführung. Er vertritt die Gesellschaft nach aussen und besorgt alle Angelegenheiten, die nicht nach Gesetz, Statuten oder Reglement einem anderen Organ der Gesellschaft übertragen sind.

The Board of Directors shall adopt the organizational regulations and the corresponding contractual relationships.	Der Verwaltungsrat erlässt das Organisationsreglement und ordnet die entsprechenden Vertragsverhältnisse.

Article 25 Powers

The Board of Directors has the following non-delegable and inalienable duties:

a)
the overall management of the company and the issuing of all necessary directives;
b)
the determination of the company's organisation;
c)
the organisation of the accounting, financial control and financial planning systems as required for management of the company;
d)
the appointment and dismissal of the persons entrusted with the management and representation of the Company and grant of signatures;
e)
the overall supervision of the persons entrusted with managing the

Artikel 25 Aufgaben

Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Aufgaben:

a)
Oberleitung der Gesellschaft und Erteilung der nötigen Weisungen;
b)
Festlegung der Organisation der Gesellschaft;
c)
Organisation des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung zur Führung der Gesellschaft;
d)
Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen und Regelung der Zeichnungsberechtigung;
e)
Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;
f)
Erstellung des Geschäftsberichtes sowie

company, in particular with regard to compliance with the law, articles of association, operational regulations and directives;
f)
the compilation of the annual report, preparation for the general meeting and implementation of its resolutions;
g)
the preparation of the compensation report and to request approval by the General Meeting regarding compensation of the Board of Directors and the Executive Committee; and
h)
the notification of the court if liabilities exceed assets.

Vorbereitung der Generalversammlung und Ausführung ihrer Beschlüsse;
g)
Erstellung des Vergütungsberichts sowie Antragsstellung betreffend die Genehmigung der Vergütungen des Verwaltungsrats und der Geschäftsleitung an die Generalversammlung;
h)
Benachrichtigung des Richters im Falle der Überschuldung.

The Board of Directors may assign responsibility for preparing and implementing its resolutions or monitoring transactions to committees or individual members. It must ensure appropriate reporting to its members.

Der Verwaltungsrat kann die Vorbereitung und die Ausführung seiner Beschlüsse oder die Überwachung von Geschäften Ausschüssen oder einzelnen Mitgliedern zuweisen. Er hat für eine angemessene Berichterstattung an seine Mitglieder zu sorgen.

Article 26 Representation of the Company The Board of Directors shall assign the persons with signatory power for the Company and the kind of signatory power.	Artikel 26 Vertretung der Gesellschaft Der Verwaltungsrat bestimmt die für die Gesellschaft zeichnungsberechtigten Personen und die Art ihrer Zeichnung.

Article 27 Delegation

Moreover, the Board of Directors is authorized to delegate, in part or entirely, the management and the representation of the Company, within the limits of the law, to one or more individual directors (Delegates) or to third parties by pursuant to organizational regulations.

Artikel 27 Delegation

Der Verwaltungsrat kann die Geschäftsführung und alle Aufgaben und Befugnisse, die ihm nicht durch das Gesetz oder die Statuten zwingend zugewiesen sind, nach Massgabe des Organisationsreglements ganz oder zum Teil an einzelne oder mehrere Mitglieder oder Dritte übertragen.

Article 28 Meetings, Resolutions and Minutes The organization of the meetings, the presence quorum and the passing of resolutions of the Board of Directors is determined by the organizational	Artikel 28 Sitzungen, Beschlussfassung und Protokoll Sitzungsordnung, Beschlussfähigkeit und Beschlussfassung des Verwaltungsrats richten sich nach dem Organisationsreglement. Für den

regulations. No presence quorum is required for the approval of a capital increase.	Feststellungsbeschluss einer Kapitalerhöhung ist kein Präsenzquorum erforderlich.
Resolutions may be passed via telephone or videoconference. Resolutions may also be passed by way of circulation, provided that no member requests oral deliberation.	Beschlussfassung via Telefon- oder Videokonferenz ist zulässig. Beschlüsse können auch auf dem Zirkularweg gefasst werden, sofern nicht ein Mitglied die Durchführung einer Sitzung verlangt.
Minutes are kept of the Board's discussions and resolutions and signed by the chairman and the minute-taker.	Über Verhandlungen und Beschlüsse des Verwaltungsrats wird ein Protokoll erstellt, welches vom Vorsitzenden und vom Sekretär des Verwaltungsrates zu unterzeichnen ist.
Article 29 Disclosure and Right of Inspection Any member of the Board of Directors may request information on any company business.	Artikel 29 Recht auf Auskunft und Einsicht Jedes Mitglied des Verwaltungsrates kann Auskunft über alle Angelegenheiten der Gesellschaft verlangen.

Outside meetings, any member may request information from the persons entrusted with managing the company's business concerning the Company's business performance and, with the Chairman's authorization, specific transactions.

Ausserhalb der Sitzungen kann jedes Mitglied von den mit der Geschäftsführung betrauten Personen Auskunft über den Geschäftsgang und, mit Ermächtigung des Präsidenten, auch über einzelne Geschäfte verlangen.

Where required for the performance of his duties, any member may request the Chairman to have books of account and documents made available to him for inspection.	Soweit es für die Erfüllung einer Aufgabe erforderlich ist, kann jedes Mitglied dem Präsidenten beantragen, dass ihm Bücher und Akten vorgelegt werden.
If the Chairman refuses a request for information, a request to be heard or an application to inspect documents, the Board of Directors rules on the matter.	Weist der Präsident ein Gesuch auf Auskunft, Anhörung oder Einsicht ab, so entscheidet der Verwaltungsrat.

Article 30 Compensation Committee

The Compensation Committee shall comprise at least 2 members. The members of the Compensation Committee shall be individually elected by the Ordinary General Meeting from among the members of the Board of Directors for a term of one year until the next Ordinary General Meeting. Re-election is permitted. The Compensation Committee has the following duties:

a)
to draw up principles for compensation of members of the Board of Directors and the Executive Committee and to submit them to the Board of Directors for approval;
b)
to propose to the Board of Directors the resolution to be submitted to the Ordinary General Meeting for the maximum total compensation of the Board of Directors and Executive Committee;
c)
subject to and within the bounds of the maximum compensation approved by the Ordinary General Meeting, to request approval by the Board of Directors of the individual remuneration packages to be paid to members of the Board of Directors and members of the Executive Committee;
d)
to request approval by the Board of Directors regarding the determination of the compensation-related targets for the Executive Committee;
e)
to request approval by the Board of Directors regarding the adjustments to the articles of association relating to remuneration; and
f)
to prepare the Compensation Report and submit it to the Board of

Artikel 30 Vergütungsausschuss

Der Vergütungsausschuss umfasst mindestens 2 Mitglieder. Die Mitglieder des Vergütungsausschusses werden jährlich von der ordentlichen Generalversammlung aus den Mitgliedern des Verwaltungsrats für die Dauer von einem Jahr bis zur nächsten ordentlichen Generalversammlung einzeln gewählt. Wiederwahl ist zulässig. Der Vergütungsausschuss hat folgende Aufgaben:

a)
Ausarbeiten der Grundsätze betreffend Vergütung an den Verwaltungsrat und an die Geschäftsleitung und Vorlegen derselben zur Genehmigung durch den Verwaltungsrat;
b)
Antragstellung an den Verwaltungsrat zur Unterbreitung an die Generalversammlung betreffend Gesamtvergütung des Verwaltungsrats und der Geschäftsleitung;
c)
Antragstellung an den Verwaltungsrat betreffend individuelle Vergütung der Verwaltungsratsmitglieder und der Mitglieder der Geschäftsleitung unter Vorbehalt und im Rahmen der Höhe der Gesamtvergütung;

d)
Antragstellung an den Verwaltungsrat hinsichtlich der für die Geschäftsleitung vergütungsrelevanten Ziele;
e)
Antragstellung an den Verwaltungsrat betreffend Anpassung der Statuten hinsichtlich des Vergütungssystems; und
f)
Entwurf des Vergütungsberichts und Unterbreitung des Vergütungsberichts an den Verwaltungsrat.

Directors.
The Board of Directors shall set out any further duties and responsibilities vested on the Compensation Committee in the Company's organizational regulations.	Der Verwaltungsrat kann weitere Aufgaben und Zuständigkeiten des Vergütungsausschusses im Organisationsreglement vorsehen.
Article 31 Indemnification	Artikel 31 Schadloshaltung.

To the extent not included in insurance cover-age or paid by third parties, the Company shall indemnify and hold harmless, to the extent permitted by law, the existing and former members of the board of directors, the executive committee, and their heirs, executors and administrators, out of the assets of the Company from and against all threatened, pending or completed actions, suits or proceedings – whether civil, criminal, administrative or investigative – and all costs, charges, losses, damages, and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any actual or alleged actions, consents or omissions in or about the execution of their du-ty, or alleged duty, or by reason of the fact that he/she is or was a member of the board of di-rectors or executive committee of the Company or the board of directors (or equivalent corporate body) or the management of one of its subsidiaries, or, while serving as a member of the board of directors or executive committee of the Company, is or was serving at the re-quest of the Company as a director, member of the executive committee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional

Soweit nicht durch Versicherungen gedeckt oder von Dritten bezahlt, hält die Gesellschaft soweit gesetzlich zulässig, die gegenwärtigen und bisherigen Mitglieder des Verwaltungsrates und der Geschäftsleitung sowie deren Erben, Testamentsvollstrecker und Verwalter aus dem Vermögen der Gesellschaft von allen angedrohten, hängigen, und abgeschlossenen Klagen, Prozessen oder Verfahren – ob zivil-, straf-, verwaltungs- oder untersuchungsrechtlich – schadlos, sowie von allen Kosten, Gebühren, Verlusten, Schäden und Ausgaben, die ihnen oder einem/einer von ihnen, ihren Erben, Testamentsvollstreckern oder Verwaltern durch oder aufgrund von tatsächlichen oder vermeintlichen Handlungen, Zustimmungen oder Unterlassungen im Zusammenhang mit der Ausübung ihrer Pflicht oder vermeintlichen Pflicht oder aufgrund der Tatsache, dass er/sie ein Mitglied des Verwaltungsrates oder der Geschäftsleitung der Gesellschaft oder des Verwaltungsrates (oder eines gleichwertigen Gesellschaftsorgans) oder der Geschäftsleitung einer ihrer Konzerngesellschaften ist oder war, oder dass er/sie während seiner/ihrer Tätigkeit als Mitglied des Verwaltungsrates oder der Geschäftsleitung der Gesellschaft, auf Ersuchen der Gesellschaft, als Mitglied des Verwaltungsrates oder der Geschäftsleitung, Angestellter oder Beauftragter einer anderen Kapitalgesellschaft, Personengesellschaft, eines Joint Ventures, eines Trusts oder eines anderen Unternehmens tätig ist oder war, entstanden sind, entstehen oder entstehen könnten, jedoch unter der Voraussetzung, dass sich diese Schadloshaltung nicht auf eine Angelegenheit erstreckt, in der eine der genannten Personen gemäss einem rechtskräftigen Urteil oder Beschluss eines Gerichts oder einer zuständigen Regierungs- oder Verwaltungsbehörde, gegen den kein Rechtsmittel eingelegt werden kann, eine vorsätzliche oder grobfahrlässige Verletzung ihrer gesetzlichen Pflichten

or grossly negligent breach of his statutory duties as a member of the board of directors or executive committee.	als Mitglied des Verwaltungsrates oder der Geschäftsleitung begangen hat.

Without limiting the foregoing paragraph of this article 31, the Company shall advance costs and expenses indemnifiable thereunder to the existing and former members of the board of directors and executive committee to the ex-tent not included in insurance coverage or advanced by third parties. The Company may however recover such advanced costs if any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a member of the board of directors or executive committee.

Ohne den vorstehenden Absatz dieses Artikels 31 einzuschränken, hat die Gesellschaft den gegenwärtigen und ehemaligen Mitgliedern des Verwaltungsrates und der Geschäftsleitung die Kosten und Auslagen zu erstatten, die nach diesem Artikel erstattungsfähig sind, soweit sie nicht durch Versicherungen gedeckt sind oder von Dritten vorab erstattet werden. Die Gesellschaft kann jedoch diese vorausbezahlten Konten zurückfordern, wenn eine der genannten Personen in einem rechtskräftigen Urteil oder Beschluss eines Gerichts oder einer zu-ständigen Regierungs- oder Verwaltungsbehörde, gegen das kein Rechtsmittel eingelegt werden kann, wegen vorsätzlicher oder grob-fahrlässiger Verletzung ihrer gesetzlichen Pflichten als Mitglied des Verwaltungsrates oder der Geschäftsleitung verurteilt wird.

VI. Auditors	VI. Revisionsstelle
Article 32 Election, Term The General Meeting shall elect one or more accountants as its Auditors in terms of articles 727 et seq. CO every year with the rights and duties determined by law.

Artikel 32 Wahl, Amtsdauer

Die Generalversammlung wählt jedes Jahr eine oder mehrere natürliche oder juristische Personen als Revisionsstelle im Sinne von Artikeln 727 ff. OR mit den im Gesetz festgehaltenen Rechten und Pflichten.

The General Meeting may appoint Special Auditors for a term of up to three years who provide the attestations required for capital increases.	Die Generalversammlung kann für die Dauer von bis zu drei Jahren Sonderrevisoren bestimmen, welche die bei Kapitalerhöhungen erforderlichen Bescheinigungen erbringen.

Article 33 Duties

The Auditors shall perform their duties to audit and report whether the accounting, the annual accounts and the proposal regarding allocation of profits is in accordance with law and the articles of association.

Artikel 33 Aufgaben Die Revisionsstelle prüft, ob die Buchführung und die Jahresrechnung sowie der Antrag über die Verwendung des Bilanzgewinns Gesetz und Statuten entsprechen.

VII. compensation and related provisions	vii. Vergütungen und verwandte Bestimmungen

Article 34 Principles of the Compensation of the Board of Directors

The compensation payable to the members of the Board of Directors comprises, subject to and within the bounds of the approval by the General Meeting of the total compensation, the following elements:

a)
a fixed basic remuneration;
b)
a fixed committee fee for work in a committee of the Board of Directors;
c)
a lump sum compensation for expenses;
d)
a number of options, shares or other equity-linked instruments in the Company, as further outlined in article 43 of the articles of association.

Artikel 34 Grundsätze der Vergütung für die Mitglieder des Verwaltungsrats

Die Vergütung für die Mitglieder des Verwaltungsrats umfasst, unter Vorbehalt der Genehmigung durch die Generalversammlung und im Rahmen der durch diese genehmigten Gesamtvergütung, folgende Elemente:

a)
ein fixes Grundhonorar;
b)
eine fixe Entschädigung für Tätigkeiten als Mitglied eines Ausschusses des Verwaltungsrats;
c)
eine pauschale Spesenentschädigung;
d)
eine Anzahl von Optionen, Aktien oder anderen eigenkapitalbasierten Instrumenten der Gesellschaft, gemäss Artikel 43 der Statuten.

The compensation is paid in cash and in form of options, shares or other equity-linked instruments in the Company. The board of directors or, to the extent delegated to it, the Compensation Committee shall determine grant, exercise and forfeiture conditions. In particular, they may provide for continuation, acceleration or removal of vesting, exercise and forfeiture conditions, for payment or grant of compensation based upon assumed target achievement, or for forfeiture, in each case in the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement. The Company may procure the required shares through purchases in the market, from treasury

Die Vergütung kann bar und in Form von Optionen, Aktien oder anderen eigenkapitalbasierten Instrumenten der Gesellschaft bezahlt werden. Der Verwaltungsrat oder, soweit an ihn delegiert, der Vergütungsausschuss legen Zuteilungs-, Ausübungs- und Verfallsbedingungen fest. Sie können insbesondere vorsehen, dass aufgrund des Eintritts im Voraus bestimmter Ereignisse, wie eines Kontrollwechsels oder der Beendigung des Arbeits- oder Mandatsverhältnisses, Vesting-, Ausübungs- und Verfallsbedingungen weitergelten, verkürzt oder aufgehoben werden, Vergütungen unter der Annahme der Erreichung von Zielwerten ausgerichtet werden oder Vergütungen verfallen. Die Gesellschaft kann die erforderlichen Aktien auf dem Markt erwerben, aus Beständen eigener Aktien entnehmen oder unter Verwendung von bedingtem oder genehmigtem Kapital bereitstellen.

shares or by using contingent or authorized share capital.

Subject to the approval by the General Meeting, the members of the Board of Directors may receive remuneration in cash at customary conditions for advisory services rendered outside their capacity as Board member for the benefit of the Company or companies under its control. The General Meeting may approve an additional bonus for the members of the Board of Directors in exceptional cases.

Vorbehältlich der Genehmigung durch die Generalversammlung, kann den Mitgliedern des Verwaltungsrats eine Entschädigung in bar zu marktüblichen Konditionen für Beratungstätigkeiten, welche diese ausserhalb ihrer Funktion als Verwaltungsratsmitglied und zu Gunsten der Gesellschaft oder von ihr kontrollierter Gesellschaften erbringen, ausbezahlt werden. Die Generalversammlung kann in Ausnahmefällen einen zusätzlichen Bonus zu Gunsten der Verwaltungsratsmitglieder genehmigen.

The compensation may also be paid for activities in companies that are directly or indirectly controlled by the Company and may be paid by the Company or by a company controlled by it.

Die Vergütung kann auch ausgerichtet werden für Tätigkeiten in Unternehmen, die durch die Gesellschaft direkt oder indirekt kontrolliert werden und kann durch die Gesellschaft oder durch von ihr kontrollierte Unternehmen ausgerichtet werden.

Article 35 Principles of the Compensation of the Executive Committee

The compensation payable to the members of the Executive Committee is subject to the approval by the General Meeting and comprises the following elements:

a)
a fixed remuneration payable in cash;
b)
a performance-related remuneration payable in cash (variable);
c)
a number of options, shares or equity-lined instruments in the Company (variable), as further outlined in article 43 of the articles of association.

Artikel 35 Grundsätze der Vergütung für die Mitglieder der Geschäftsleitung

Die Vergütung für die Mitglieder der Geschäftsleitung ist von der Generalversammlung zu genehmigen und umfasst folgende Elemente:

a)
eine fixe Vergütung in bar;
b)
eine erfolgsabhängige Vergütung in bar (variabel);

c)
eine Anzahl Optionen, Aktien oder anderen eigenkapitalbasierten Instrumenten der Gesellschaft (variabel), gemäss Artikel 43 der Statuten.

The performance-related remuneration depends on the Company's business success and the individual performance of the member of the Executive Committee based on the achievement of pre-determined targets during a business year. The Board of Directors determines annually at the beginning of each relevant

Die erfolgsabhängige Vergütung richtet sich nach dem Geschäftserfolg und der individuellen Leistung gemessen nach dem Erreichen bestimmter vordefinierter Ziele über ein Geschäftsjahr. Der Verwaltungsrat definiert jährlich am Anfang jeder Leistungsperiode auf Antrag des Vergütungsausschusses hin die relevanten Ziele und deren Gewichtung. Die Höhe der erfolgsabhängigen business year the decisive targets and their weighting upon proposal by the Compensation Committee. The amount of the performance-related remuneration in cash for each member of the Compensation Committee is determined by the Board of Directors and may not exceed 100% of the respective individual fixed remuneration for the same year.

Vergütung in bar für das jeweilige Geschäftsleitungsmitglied wird vom Verwaltungsrat festgelegt und darf 100% der im entsprechenden Geschäftsjahr relevanten individuellen, fixen Vergütung nicht überschreiten.

The compensation may also be paid for activities in companies that are directly or indirectly controlled by the Company and may be paid by the Company or by a company controlled by it.

Die Vergütung kann auch ausgerichtet werden für Tätigkeiten in Unternehmen, die durch die Gesellschaft direkt oder indirekt kontrolliert werden und kann durch die Gesellschaft oder durch von ihr kontrollierte Unternehmen ausgerichtet werden.

Article 36 Compensation for new Members of the Executive Committee

If new members of the Executive Committee are appointed and take up their position in the Company after the General Meeting has approved the maximum total compensation for members of the Executive Committee for the year in question, the new members may be paid an additional amount for the period until the next Ordinary Meeting of Shareholder. The additional amount payable to all new members of the Executive Committee may not exceed 50% of the respective total compensation already approved by the General Meeting. The additional compensation may only be paid if the total compensation amount that has been approved by the General Meeting for the compensation of the members of the Executive Committee is insufficient to compensate the newly appointed members. The General Meeting is not required to vote on this additional amount.

Artikel 36 Vergütungen für neue Mitglieder der Geschäftsleitung

Sofern neue Mitglieder der Geschäftsleitung ernannt werden und ihre Stelle antreten, nachdem die Generalversammlung die Gesamtvergütung für die Geschäftsleitungsmitglieder im entsprechenden Jahr genehmigt hat, darf diesen neuen Mitglieder ein zusätzlicher Betrag für die Dauer bis zur nächsten ordentlichen Generalversammlung vergütet werden. Dieser Zusatzbetrag an alle neuen Mitglieder der Geschäftsleitung darf 50% der von der Generalversammlung für das betreffende Jahr bereits genehmigten Gesamtvergütung nicht übersteigen. Der Zusatzbetrag darf nur ausgerichtet werden, sofern und soweit die von der Generalversammlung beschlossenen Vergütungsbeträge an die Geschäftsleitungsmitglieder bis zur nächsten ordentlichen Generalversammlung für die Vergütung der neuen Mitglieder nicht ausreicht. Über den verwendeten Zusatzbetrag stimmt die Generalversammlung nicht ab.

This additional overall compensation is understood to include any settlements for any disadvantage suffered as a result of the change of job.	Mit diesem Zusatzbetrag sind allfällige durch ein Geschäftsleitungsmitglied erlittene Nachteile aufgrund Stellenwechsel abgegolten.

Article 37 Expenses

Expenses which are not covered by the lump sum compensation pursuant to the Company's expense regulations shall be reimbursed following presentation of the supporting receipts. This additional remuneration is not subject to a separate vote by the General Meeting.

Artikel 37 Spesen

Spesen, welche nicht durch die pauschale Spesenentschädigung gemäss Spesenreglement abgedeckt sind, werden nach Vorlage der entsprechenden Belege rückvergütet. Diese Rückvergütung ist von der Generalversammlung nicht zu genehmigen.

Article 38 Compensation Agreements Agreements on compensation with members of the Board of Directors may not exceed the term of maximal one year.	Artikel 38 Verträge über die Vergütung Verträge, die den Vergütungen für die Mitglieder des Verwaltungsrats zugrunde liegen, sind auf maximal ein Jahr befristet.

Employment agreements of the members of the Executive Committee are principally concluded for an indefinite period of time whereas a notice period may not exceed twelve months. If an employment agreement is concluded for a fixed term such term may not exceed one year.

Die Arbeitsverträge der Geschäftsleitungsmitglieder sind grundsätzlich unbefristet, wobei die Kündigungsfrist maximal zwölf Monate betragen darf. Wird ein befristeter Vertrag abgeschlossen, so darf dieser die Dauer von ein Jahr nicht überschreiten.

Article 39 Mandates of a Member of the Board of Directors outside the Company

A member of the Board of Directors may cumulatively assume not more than the following number of mandates in the board of directors, the superior management or an administrative body of a legal entity which is obliged to be registered in the Swiss commercial register or an equivalent foreign register:

a)
7 mandates for publicly traded companies pursuant to article 727 para. 1 number 1 CO; and
b)
8 mandates for companies pursuant to article 727 para. 1 number 2 CO; and
c)
5 mandates for companies which do not fulfil the criteria under a) and b) hereunder.

Artikel 39 Mandate eines Verwaltungsratsmitglieds ausserhalb der Gesellschaft

Ein Mitglied des Verwaltungsrats darf kumulativ maximal folgende Mandate in einem obersten Leitungs- oder Verwaltungsorgan von Rechtseinheiten, die verpflichtet sind, sich ins Handelsregister oder in ein entsprechendes ausländisches Register eintragen zu lassen, übernehmen:

a)
7 Mandate für Publikumsgesellschaften gemäss Artikel 727 Abs. 1 Ziff. 1 OR; und
b)
8 Mandate für Gesellschaften gemäss Artikel 727 Abs. 1 Ziff. 2 OR; und
c)
5 Mandate für Rechtseinheiten, welche die Kriterien gemäss lit. a) und b) hiervor nicht erfüllen.

Mandates held in several legal entities each operating under the same management or same beneficial owner (group) are deemed to be a single mandate.

Mandate von verschiedenen Rechtseinheiten, welche aber derselben Führung oder derselben wirtschaftlichen Eigentümerin unterstehen (Konzern), gelten als ein Mandat, dürfen aber insgesamt vierzig nicht übersteigen.

If a legal entity fulfills several of the above mentioned criteria, it can be freely counted towards any category. The following mandates are excepted from this restrictions:

a)
mandates in legal entities which are controlled by the Company or which control the Company;

b)
honorary mandates in charitable legal entities.

Erfüllt eine Rechtseinheit mehrere der vorgenannten Kriterien, kann sie beliebig jeder auf sie zutreffenden Kategorie zugerechnet werden. Folgende Mandate sind von diesen Beschränkungen ausgenommen:

a)
Mandate in Rechtseinheiten, welche von der Gesellschaft kontrolliert werden oder welche die Gesellschaft kontrollieren;
b)
Ehrenamtliche Mandate in gemeinnützigen Rechtseinheiten.

Article 40 Mandates of a Member of the Executive Committee outside the Company

Each member of the Executive Committee may, with approval of the Board of Directors, cumulatively assume not more than the following number of mandates in the board of directors, the superior management or an administrative body of a legal entity which is obliged to be registered in the Swiss commercial register or an equivalent foreign register:

a)
2 mandates for publicly traded companies pursuant to article 727 para. 1 number 1 CO; and
b)
3 mandates for companies pursuant to article 727 para. 1 number 2 CO; and
c)
5 mandates for companies which do not fulfil the criteria under litera a) and b) hereunder.

Artikel 40 Mandate eines Geschäftsleitungsmitglieds ausserhalb der Gesellschaft

Jedes Mitglied der Geschäftsleitung darf mit Genehmigung des Verwaltungsrats kumulativ maximal folgende Mandate in einem obersten Leitungs- oder Verwaltungsorgan von Rechtseinheiten, die verpflichtet sind, sich ins Handelsregister oder in ein entsprechendes ausländisches Register eintragen zu lassen, übernehmen:

a)
2 Mandate für Publikumsgesellschaften gemäss Artikel 727 Abs. 1 Ziff. 1 OR; und
b)
3 Mandate für Gesellschaften gemäss Artikel 727 Abs. 1 Ziff. 2 OR; und
c)
5 Mandate für Rechtseinheiten, welche die Kriterien gemäss lit. a) und b) hiervor nicht erfüllen.

Mandates held in several legal entities each operating under the same management or same beneficial owner	Mandate von verschiedenen Rechtseinheiten, welche aber derselben Führung oder derselben

(group) are deemed to be a single mandate.	wirtschaftlichen Eigentümerin unterstehen (Konzern), gelten als ein Mandat.

If a legal entity fulfills several of the above mentioned criteria, it can be freely counted towards any category. The following mandates are excepted from this restrictions:

a)
mandates in legal entities which are controlled by the Company or which control the Company;

b)
honorary mandates in charitable legal entities.

Erfüllt eine Rechtseinheit mehrere der vorgenannten Kriterien, kann sie beliebig jeder auf sie zutreffenden Kategorie zugerechnet werden. Folgende Mandate sind von diesen Beschränkungen ausgenommen:

a)
Mandate in Rechtseinheiten, welche von der Gesellschaft kontrolliert werden oder welche die Gesellschaft kontrollieren;
b)
Ehrenamtliche Mandate in gemeinnützigen Rechtseinheiten.

Article 41 Loans and Credits

The members of the Board of Directors and the Executive Committee may not be granted any loans, credits or securities. Excepted from the above are advances in the maximum amount of CHF 500'000 per person for attorneys' fees, court and other similar costs required for the defence of third-party liability claims permitted by article 31.

Artikel 41 Darlehen und Kredite

Den Mitgliedern des Verwaltungsrats und der Geschäftsleitung dürfen keine Darlehen, Kredite oder Sicherheiten gewährt werden. Ausnahme davon bilden Vorschusszahlungen über einen Betrag von maximal CHF 500'000 pro Person für Anwalts-, Gerichts- und ähnliche Kosten zur Abwehr von Verantwortlichkeitsansprüchen, sofern zulässig nach Artikel 31.

Article 42 Pension Funds

The Company shall remunerate members of the Board of Directors only in respect of the employer's mandatory contributions to social insurance. Above and beyond this, the Company shall not make any contributions to pension funds or other such pension plans. In exceptional cases, contributions such as these may be made subject to a request by the Compensation Committee and the approval of the General Meeting.

Artikel 42 Pensionskasse

Die Gesellschaft leistet für die Mitglieder des Verwaltungsrats die gesetzlichen Arbeitgebersozialversicherungsbeiträge. Abgesehen davon richtet die Gesellschaft keine Beiträge an die Pensionskasse oder andere Vorsorgeeinrichtungen für die Mitglieder des Verwaltungsrats aus. Solche Beiträge können ausnahmsweise auf Antrag des Vergütungsausschusses und nach Genehmigung der Generalversammlung ausgerichtet werden.

Members of the Executive Committee participate in the Company's pension plans (the Company's pension fund and the management pension plan). The pension plans conform to the legal requirements (BVG). For members of the Executive Committee, the insured income

Die Mitglieder der Geschäftsleitung partizipieren am Pensionsplan der Gesellschaft (Pensionskasse sowie Management Pensionsplan). Der Pensionsplan hat den gesetzlichen Bestimmungen (BVG) zu entsprechen. Das versicherte Einkommen der Mitglieder der Geschäftsleitung entspricht jeweils dem Betrag der fixen Vergütung zuzüglich 50% der

is defined as the fixed remuneration plus 50% of the target performance-related remuneration, up to the legal maximum. Equity-linked income components are not included.	erfolgsabhängigen Vergütung bis zum gesetzlichen Maximum. Aktienbezogene Vergütungen werden nicht berücksichtigt.

Within the overall compensation approved by the General Meeting, the Company may make additional payments into the Company's pension funds for the benefit of members of the Executive Committee in order to cover any disadvantage suffered as a result of the change of jobs or to purchase additional pension entitlements. In this context the Company may conclude life insurance policies on behalf of members of the Executive Committee and pay the insurance premiums either fully or in part.

Die Gesellschaft kann zugunsten der Geschäftsleitungsmitglieder und im Rahmen der von der Generalversammlung genehmigten Gesamtvergütungen zusätzliche Einkäufe in die Pensionskasse tätigen, um Nachteile aufgrund von Stellenwechsel auszugleichen oder zugunsten zusätzlicher Rentenansprüche. In diesem Zusammenhang kann die Gesellschaft Lebensversicherungen zugunsten der Mitglieder der Geschäftsleitung abschliessen und die Versicherungsprämien vollumfänglich oder teilweise zahlen.

Upon retirement, the Company may also grant members of the Executive Committee a bridging pension to cover the period between early retirement at 62 and the ordinary age of retirement, if such bridging pension does not exceed 100% of the total annual compensation of the respective member last paid.

Die Gesellschaft kann ihren Geschäftsleitungsmitgliedern eine Überbrückungsrente zusichern, um die Zeitdauer zwischen einer Frühpensionierung ab dem 62. Altersjahr und dem ordentlichen Pensionsalter abzudecken, soweit eine solche Überbrückungsrente 100% der letztmalig an dieses Mitglied bezahlte Jahresvergütung nicht übersteigt.

Article 43 Option and Share Plans

Under the Company's Option Plan, the Board of Directors, upon proposal of the Compensation Committee, allocates the participating members of the Executive Committee and the Board of Directors a fixed number of options, shares or other equity-linked instruments with a vesting for a period to be determined by the Board of Directors (the vesting period). At the end of the vesting period, participants in the Option Plan are entitled to exercise the options granted against payment of the strike price. These options to acquire shares in the Company or allocated shares or other equity-linked instruments are subject to the basic principles set out in the following:

Artikel 43 Options- und Aktienpläne

Gemäss dem Optionsplan der Gesellschaft, teilt der Verwaltungsrat auf Antrag des Vergütungsausschusses den Mitgliedern der Geschäftsleitung und des Verwaltungsrats eine bestimmte Anzahl Optionen, Aktien oder anderen eigenkapitalbasierten Instrumenten zu, welche einer durch den Verwaltungsrat festzulegenden Sperrfrist unterliegen. Am Optionsplan partizipierende Mitglieder sind nach Ablauf der Sperrfrist berechtigt, die gewährten Optionen gegen Bezahlung des Ausübungspreises auszuüben. Die Optionen, welche zum Erwerb von Aktien an der Gesellschaft berechtigen, bzw. zugeteilten Aktien oder anderen eigenkapitalbasierten Instrumenten unterliegen den folgenden Grundsätzen:

a)
Es liegt im freien Ermessen des Verwaltungsrats, ob und wem Optionen, Aktien oder anderen

a)
it is the sole discretion of the Board of Directors to decide whether to allocate options, shares and other equity-linked instruments and to whom;
b)
each year, the Board of Directors, upon proposal of the Compensation Committee, stipulates the number of options and shares to be allocated, the date of allocation and the strike price;
c)
each option incorporates a non-transferable, pre-emptive, and contingent right to acquire a certain number of Company's shares;
d)
in the case of a change of control (as defined in the Option Plan) or delisting of the Company's shares, the Board may decide that the vesting period shall end (accelerated vesting) and whether the participating member of the Executive Committee or the Board shall be entitled to exercise the options on a pro rata basis on the day the transaction that led to the change of control or delisting was executed. It is at the sole discretion of the Board of Directors to decide upon proposal of the Compensation Committee whether the objectives have been met;

e)
the individual members of the Executive Committee or the Board of Directors participating in the Option Plan are responsible for paying any taxes or social security contributions for which they are legally liable and for declaring income correctly to the authorities;

f)
it is at the sole discretion of the Board of Directors to decide whether to eigenkapitalbasierten Instrumenten zugeteilt werden;
b)
Der Verwaltungsrat bestimmt jährlich auf Antrag des Vergütungsausschusses Anzahl und Datum der Zuteilung sowie Ausübungspreis der Optionen und Aktien;
c)
Jede Option begründet ein unübertragbares, bedingtes Bezugsrecht eine bestimmte Anzahl Aktien der Gesellschaft zu erwerben;
d)
Im Falle eines Kontrollwechsels (gemäss Definition im Optionsplan) oder der Dekotierung der Aktien kann der Verwaltungsrat entscheiden, ob die Sperrfrist vorzeitig endet und das teilnehmende Geschäftsleitungsmitglied oder Mitglied des Verwaltungsrat entsprechend berechtigt wird, seine Optionen pro-rata basierend auf dem Stichtag der Transaktion, welche zum Kontrollwechsel geführt hat, oder der Dekotierung der Aktien auszuüben. Der Verwaltungsrat entscheidet nach freiem Ermessen und auf Antrag des Vergütungsausschusses, ob die Ziele in diesem Zusammenhang gegeben sind;
e)
Das jeweilige Mitglied der Geschäftsleitung oder des Verwaltungsrats, welches am Optionsplan teilnimmt, ist selber dafür verantwortlich, dass die vom Empfänger zu bezahlenden Steuern oder Sozialabgaben bezahlt und Einkommen der zuständigen Behörden korrekt gemeldet werden.
f)
Der Verwaltungsrat entscheidet nach freiem Ermessen über Ergänzungen des Optionsplans im Rahmen der obgenannten Grundsätze oder über dessen Beendigung.

supplement the Option Plan within the bounds of the principles set out above or to discontinue it.

The Company may periodically offer shares in the Company to important and long-term employees for a price being at maximum 10% below the average volume-weighted price of the last 30 trading days at the stock exchange. Members of the Board of Directors and the Executive Committee may be included in this programme. The shares acquired thereby shall be blocked for a period of at least 3 years.

Die Gesellschaft kann periodisch Aktien der Gesellschaft zu einem Preis, der maximal 10% unter dem über 30 Börsentage volumengewichteten durchschnittlichen Kurs an der Börse liegt, an wichtige und langjährige Mitarbeiter abgeben. Die Mitglieder des Verwaltungsrats und der Geschäftsleitung können in dieses Programm eingeschlossen werden. Die so erworbenen Aktien sind für mindestens 3 Jahre gesperrt.

VIII. Fiscal Year, Accounting principles, Allocation of Profits	VIII. Geschäftsjahr, REchnungslegung, Gewinnverteilung
Article 44 Fiscal Year The Board of Directors shall determine the start and the end of the Company's business year.	Artikel 44 Geschäftsjahr Der Verwaltungsrat bestimmt, wann das Geschäftsjahr beginnt und wann es endet.

Article 45 Accounting

The annual accounts consist of the profit and loss statement, the balance sheet, the cash flow statement, the annex and the management report, and shall be drawn up pursuant to the provisions of the Swiss Code of Obligations, particularly of articles 958 et seq. CO, and the generally accepted commercial principles and customary rules in that business area.

Artikel 45 Rechnungslegung

Die Jahresrechnung besteht aus der Erfolgsrechnung, der Bilanz, der Geldflussrechnung, dem Anhang und dem Lagebericht und ist gemäss den Vorschriften des Schweizerischen Obligationenrechts, insbesondere Artikeln 958 ff. OR, sowie nach den allgemein anerkannten kaufmännischen und branchenüblichen Grundsätzen zu erstellen.

If required by law, the consolidated financial statements shall be drawn in accordance with the provisions of article 962 CO.	Die Konzernrechnung wird, sofern gesetzlich vorgeschrieben, gemäss den Bestimmungen von Artikeln 962 OR erstellt.
Article 46 Allocation of Profits Subject to the legal provisions regarding distribution of profits, the profit as shown on the balance sheet shall be allocated by	Artikel 46 Gewinnverteilung Die Generalversammlung beschliesst nach Entgegennahme der Anträge des Verwaltungsrates und des Berichtes der Revisionsstelle unter Vorbehalt

the General Meeting at its discretion after receipt of the proposals of the Board of Directors and the Auditors.	der gesetzlichen Bestimmungen über die Verwendung des Bilanzgewinnes und setzt die Dividende und den Zeitpunkt ihrer Auszahlung fest.
In addition to the legal reserves, the General Meeting may create supplemental reserves.	Zusätzlich zu den gesetzlichen Reserven kann die Generalversammlung zusätzliche Reserven bereitstellen.
Dividends not claimed within five years after the due date shall remain with the Company and be allocated to the general reserves.	Dividenden, die nicht innerhalb von fünf Jahren nach dem Fälligkeitstag beansprucht werden, verbleiben bei der Gesellschaft und werden den allgemeinen Rücklagen zugeführt.
Ix. Dissolution and Liquidation	ix. Auflösung und Liquidation
Article 47 Dissolution and Liquidation The dissolution and liquidation of the Company shall take place in accordance with the provisions of the Swiss Code of Obligations.	Artikel 47 Auflösung und Liquidation Für die Auflösung und Liquidation der Gesellschaft gelten die Bestimmungen des Schweizerischen Obligationenrechts.
X. Notices and Publications	X. Mitteilungen und Bekanntmachungen
Article 48 Notices and Publications The Swiss Official Gazette of Commerce (SOGC) is the official publication medium.	Artikel 48 Mitteilungen und Bekanntmachungen Das Schweizerische Handelsamtsblatt (SHAB) ist das offizielle Publikationsmedium.

Shareholder communications and notices the shareholders shall be made by publication in the Swiss Official Gazette of Commerce or sent by mail or e-mail to the addresses registered in the share register.

Mitteilungen und Bekanntmachungen an die Aktionäre erfolgen durch Publikation im Schweizerischen Handelsamtsblatt oder durch Brief oder E-Mail an die im Aktienbuch verzeichneten Adressen.
Unless the law provides otherwise, notices shall be given to creditors by publication in the Swiss Official Gazette of Commerce. The Board of Directors may assign further means of communication.

Bekanntmachungen an die Gläubiger erfolgen in den vom Gesetz vorgeschriebenen Fällen durch Veröffentlichung im Schweizerischen Handelsamtsblatt, dem Publikationsorgan der Gesellschaft. Der Verwaltungsrat kann weitere Publikationsmittel bezeichnen.

XI. QUALIFIED FACTS	XI. QUALIFIZIERTE TATBESTÄNDE

Artikel 49 Contribution in Kind

In connection with the capital increase of 1 March 2023, and in accordance with the contribution in kind agreement as of 1 March 2023 (the Contribution in Kind Agreement), the Company acquires 10'489'371 ordinary shares in the nominal amount of UDS 0.001 each of European Biotech Acquisition Corp with registered seat in George Town, Cayman Islands (EBAC), from Continental Stock Exchange Corp (Contributor), acting in its own name but on behalf of the shareholders of EBAC. The shares of EBAC are acquired for a total value of USD 104'893'710.00. Based on the Contribution in Kind Agreement and as consideration, the Company issues to the Contributor, acting in its own name but for the account of the holders of ordinary shares of EBAC, a total of 10'489'371 fully paid registered shares with a with a par value of CHF 0.01 each.

Artikel 49 Sacheinlage

Die Gesellschaft übernimmt bei der Kapitalerhöhung vom 1. März 2023 gemäss Sacheinlagevertrag vom 1. März 2023 (Sacheinlagevertrag) 10'489'371 Aktien (ordinary shares) im Nennwert von USD 0.001 der European Biotech Acquisition Corp, mit Sitz in George Town, Cayman Islands (EBAC), von Continental Stock Exchange Corp (Einlegerin), handelnd im eigenen Namen aber auf Rechnung der Aktionäre der EBAC. Die Aktien der EBAC werden zu einem Übernahmewert von insgesamt USD 104'893'710.00 übernommen. Im Einklang mit dem Sacheinlagevertrag weist die Gesellschaft als Gegenleistung der Einlegerin, handelnd im eigenen Namen aber auf Rechnung der Aktionäre der EBAC, insgesamt 10'489'371 voll einbezahlte Namenaktien mit einem Nennwert von je CHF 0.01 der Gesellschaft zu.

"In connection with the capital increase of 2 March 2023, and in accordance with the contribution in kind agreement as of 2 March 2023 (the Contribution in Kind Agreement), the Company acquires


3'306'771 registered shares (Common Shares) with a nominal value of CHF 0.10 each;

1'623'793 registered shares series A (Preferred Shares Series A) with a nominal value of CHF 0.10 each;

2'486'188 registered shares series B1 (Preferred Shares Series B1) with a nominal value of CHF 0.10 each;

1'675'474 registered shares series B2 (Preferred Shares Series B2 First Tranche) with a nominal value of CHF 0.10 each;

Die Gesellschaft übernimmt bei der Kapitalerhöhung vom 2. März 2023 gemäss Sacheinlagevertrag vom 2. März 2023 (Sacheinlagevertrag)


3'306'771 Namenaktien (Stammaktien) mit einem Nennwert von je CHF 0.10;

1'623'793 Namenaktien (Vorzugsaktien Serie A) mit einem Nennwert von je CHF 0.10;


2'486'188 Namenaktien (Vorzugsaktien Serie B1) mit einem Nennwert von je CHF 0.10;


1'675'474 Namenaktien (Vorzugsaktien Serie B2 erste Tranche) mit einem Nennwert von je CHF 0.10;


426'378 Namenaktien (Vorzugsaktien Serie B2 zweite Tranche) mit einem Nennwert von je CHF


426'378 registered shares series B2 (Preferred Shares Series B2 Second Tranche) with a nominal value of CHF 0.10 each;

603'472 registered shares series B2 (Preferred Shares Series B2 Third Tranche) with a nominal value of CHF 0.10 each

5'337'777 registered shares series C 1a (Preferred Shares Series C 1a First Tranche) with a nominal value of CHF 0.10 each

362'036 registered shares series C 1a (Preferred Shares Series C 1a Second Tranche) with a nominal value of CHF 0.10 each

197'745 registered shares series C 1b (Preferred Shares Series C 1b) with a nominal value of CHF 0.50 each of Oculis SA with registered seat in Ecublens (VD), Switzerland, from Continental Stock Exchange Corp (Contributor), acting in its own name but on behalf of the shareholders Oculis SA. The shares of Oculis SA are acquired for a total value of USD 202'770.02 and CHF 37'939.95. Based on the Contribution in Kind Agreement and as consideration, the Company issues to the Contributor, acting in its own name but for the account of the shareholders of Oculis SA, a total of 24'070'997 fully paid registered shares with a with a par value of CHF 0.01.

0.10;


603'472 Namenaktien (Vorzugsaktien Serie B2 dritte Tranche) mit einem Nennwert von je CHF 0.10;


5'337'777 Namenaktien (Vorzugsaktien Serie C 1a erste Tranche) mit einem Nennwert von je CHF 0.10;


362'036 Namenaktien (Vorzugsaktien Serie C 1a zweite Tranche) mit einem Nennwert von je CHF 0.10; sowie

197'745 Namenaktien (Vorzugsaktien Serie C 1b) mit einem Nennwert von je CHF 0.50 der Oculis SA mit Sitz in Ecublens (VD), Schweiz, von Continental Stock Exchange Corp (Einlegerin), handelnd im eigenen Namen aber auf Rechnung der Aktionäre der Oculis SA. Die Aktien der Oculis SA werden zu einem Übernahmewert von insgesamt USD 202'770.02 und CHF 37'939.95 übernommen. Im Einklang mit dem Sacheinlagevertrag weist die Gesellschaft als Gegenleistung der Einlegerin, handelnd im eigenen Namen aber auf Rechnung der Aktionäre der Oculis SA, insgesamt 24'070'997 voll einbezahlte Namenaktien mit einem Nennwert von je CHF 0.01 zu.

Basel, 17th February 2025 Basel, 17. Februar 2025

KONFORMITÄTSBEURKUNDUNG

Der unterzeichnete öffentliche Notar zu Basel, Dr. Matthias Staehelin, beurkundet hiermit, dass der vorstehende Statutentext unter Berücksichtigung der heutigen Beschlüsse des Verwaltungsrates wörtlich übereinstimmt mit den derzeit geltenden Statuten der

Oculis Holding AG
(Oculis Holding SA)
(Oculis Holding Ltd)

mit Sitz in Zug.

CONFORMITY CERTIFICATE

The undersigned notary public of Basel, Dr. Matthias Staehelin, hereby certifies that the above articles of association text, taking into account the today's decisions of the Board of Directors, coincides verbatim with the current articles of association of

Oculis Holding AG
(Oculis Holding SA)
(Oculis Holding Ltd)

with registered seat in Zug.

Basel, den 17. (siebzehnten) Februar 2025 (zweitausendfünfundzwanzig)/17th (seventeenth) day of February 2025 (two thousand twenty-five)

Allg. Prot. Nr. /2025